Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

OREGON POTATO COMPANY,

INVENTURE FOODS, INC.,

RADER FARMS, INC.

AND

WILLAMETTE VALLEY FRUIT COMPANY

DATED AS OF SEPTEMBER 8, 2017

i

5.	REPRESENTATIONS AND WARRANTIES OF BUYER		30

	5.1.	Corporate	30
	5.2.	Authority	30
	5.3.	No Brokers or Finders	30

6.	COVENANTS PRIOR TO THE CLOSING		30

	6.1.	Pre-Closing Access to Information	30
	6.2.	Conduct of Business Pending the Closing	31
	6.3.	Further Actions	32
	6.4.	Certain Filings	33
	6.5.	Title Insurance	33
	6.6.	Surveys[26]	33
	6.7.	Estoppel Certificates; Nondisturbance Agreements	33
	6.8.	Product Liability Matters	34
	6.9.	Sales Tax Matters	35
	6.10.	Notification	35
	6.11.	Disclosure	35

7.	ADDITIONAL COVENANTS		35

	7.1.	Post-Closing Access to Information; Cooperation	35
	7.2.	Employee Matters	36
	7.3.	Use of the Companies’ Names	37
	7.4.	Unemployment Compensation	38
	7.5.	Bulk Sales Compliance	38
	7.6.	Further Agreements	38
	7.7.	COBRA	38
	7.8.	Confidential Information	38
	7.9.	Cash Management; Intercompany Accounts	39
	7.10.	Further Assurances	39

8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		39

	8.1.	Representations and Warranties True on the Closing Date	39
	8.2.	Compliance With Agreement	40
	8.3.	Absence of Litigation	40
	8.4.	Consents and Approvals	40
	8.5.	Regulatory Approvals	40
	8.6.	Title Insurance Policies	40
	8.7.	No Material Adverse Change	40

9.	CONDITIONS PRECEDENT TO COMPANIES’ OBLIGATIONS		40

	9.1.	Representations and Warranties True on the Closing Date	40
	9.2.	Compliance With Agreement	41
	9.3.	Absence of Litigation	41
	9.4.	Regulatory Approvals	41

10.	INDEMNIFICATION		41

	10.1.	By the Companies	41
	10.2.	By Buyer	41
	10.3.	Indemnification of Third Party Claims	42
	10.4.	Payment	43

	10.5.	Limitations on Indemnification	43
	10.6.	No Waiver	44
	10.7.	Set-Off	44

11.	CLOSING		44

	11.1.	Closing Date; Location	44
	11.2.	Documents to be Delivered by the Companies	45
	11.3.	Documents to be Delivered by Buyer	46

12.	TERMINATION		47

	12.1.	Termination Without Breach	47
	12.2.	Termination for Breach	48

13.	MISCELLANEOUS		49

	13.1.	Appointed Agent	49
	13.2.	Disclosure Schedule	49
	13.3.	Publicity	49
	13.4.	Assignment	50
	13.5.	Parties in Interest	50
	13.6.	Law Governing Agreement; Consent to Jurisdiction	50
	13.7.	WAIVER OF JURY TRIAL	50
	13.8.	Severability	51
	13.9.	Amendment	51
	13.10.	Waiver	51
	13.11.	Notice	51
	13.12.	Expenses	52
	13.13.	Equitable Relief	53
	13.14.	Entire Agreement	53
	13.15.	Counterparts	53
	13.16.	No Strict Construction	53
	13.17.	Interpretive Provisions	53
	13.18.	Definitions	54

SCHEDULES

Schedule 2.1(b)	-	Tangible Personal Property Interests
Schedule 2.1(c)	-	Inventory
Schedule 2.1(k)	-	Other Assets
Schedule 2.2(k)	-	Other Excluded Assets
Schedule 2.3(a)	-	Final Closing Balance Sheet Liabilities
Schedule 2.4(p)	-	Other Excluded Liabilities
Schedule 3.4	-	Allocation of Purchase Price
Schedule 4.1(c)	-	Qualification
Schedule 4.1(e)	-	Directors and Officers
Schedule 4.4	-	No Violation
Schedule 4.5(a)	-	Financial Statements
Schedule 4.6(b)	-	Tax Audits
Schedule 4.7	-	Transferred Receivables
Schedule 4.8	-	Inventory
Schedule 4.9	-	Absence of Certain Changes
Schedule 4.10	-	Absence of Undisclosed Liabilities
Schedule 4.11	-	No Litigation
Schedule 4.12(a)	-	Compliance with Laws and Orders
Schedule 4.12(b)	-	Licenses and Permits
Schedule 4.12(c)	-	Environmental Matters
Schedule 4.13(a)(ii)	-	Marketable Title
Schedule 4.13(c)	-	Real Property
Schedule 4.14(a)	-	Business Insurance Policies
Schedule 4.14(c)	-	Insurance Claims
Schedule 4.15	-	Contracts and Commitments
Schedule 4.18(a)	-	Employee Benefit Plans
Schedule 4.19	-	Employees; Compensation
Schedule 4.20	-	Trade Rights
Schedule 4.21(a)	-	Major Customers
Schedule 4.21(b)	-	Major Suppliers
Schedule 4.21(c)	-	Agents, Brokers and Sales Representatives
Schedule 4.22	-	Product Recalls
Schedule 4.22(e)	-	Certifications and Audits
Schedule 4.23	-	Certain Relationships to the Companies
Schedule 4.24	-	Assets and Services Necessary to Business
Schedule 4.25	-	No Brokers or Finders
Schedule 8.4	-	Consents and Approvals
Schedule 13.17	-	Companies’ Knowledge

EXHIBITS

Exhibit A	-	Escrow Agreement
Exhibit B	-	Transition Services Agreement
Exhibit C	-	Non-Competition Agreements
Exhibit D	-	Wells Fargo Letter Agreement

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of September 8, 2017, by among Oregon Potato Company, a Washington corporation (“Buyer”), Inventure Foods, Inc., a Delaware corporation (“Inventure”), Rader Farms, Inc., a Delaware corporation (“Rader”), and Willamette Valley Fruit Company, a Delaware corporation (“Willamette”, and collectively with Inventure and Rader, the “Companies”, and each, a “Company”).

WHEREAS, each of Rader and Willamette are wholly owned subsidiaries of Inventure;

WHEREAS, the Companies are engaged in the Business (as defined below);

WHEREAS, Buyer desires to purchase from the Companies, and the Companies desire to sell to Buyer, all of the Purchased Assets (as defined below), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Rader and Willamette wish to designate Inventure as their agent and attorney-in-fact with the authority to act on their behalf in connection with the transactions contemplated by this Agreement; and

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear have the respective meanings set forth in Section 13.18.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

1.                                      DEFINITION OF BUSINESS.

As used in this Agreement, the term “Business” means farming, processing, packaging, wholesale distributing and marketing of frozen fruit, vegetable blends and beverages, and frozen dessert, provided in no event shall the foregoing include salty snack food products.  The foregoing shall include all Facilities and all operations carried on by the Companies, or related to products or services associated by trade name or otherwise with the Companies, in each case that are related to the Business on the date hereof.

2.                                      PURCHASE AND SALE OF ASSETS

2.1.                            Transfer of Assets.

Upon the terms and subject to the conditions set forth in this Agreement, the Companies shall, at the Closing, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall, at the Closing, purchase and acquire from the Companies, all of the assets, rights, properties, claims, contracts, business and goodwill of the Companies (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, wherever situated) that are used, held for use or acquired or developed for use, in each case solely in the Business (collectively, the “Purchased Assets”).  The Purchased Assets include the following assets, rights, properties, claims, contracts, business and goodwill of the Companies that are used, held for use or acquired or developed for use solely in the Business:

(a)                                 Real Property.  All right, title and interest of the Companies in and to any real property, including all buildings, fixtures, improvements, appurtenances, division rights and other interests in real property used solely in the Business, including the real property described in Schedule 4.13(c).

(b)                                 Tangible Personal Property Interests.  All tangible personal property, including all machinery, equipment, tooling (including off-premises tooling), furniture, computer hardware, supplies, materials, vehicles and other items of tangible personal property and all rights in tangible personal property in the possession of others used in the Business, including those items listed in Schedule 2.1(b).

(c)                                  Inventory.  All inventories of raw materials, work-in-process and finished goods (including all such in transit, whether to or from any Company), and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials used in the Business, including the inventory described in Schedule 2.1(c) (collectively, the “Inventory”).

(d)                                 Trade Rights.  All of the Companies’ respective worldwide rights in, to and under Trade Rights used in the Business.

(e)                                  Contracts.  Subject to Section 2.5, all of the Companies’ respective rights in, to and under (i) those written contracts, purchase orders, sales orders, licenses, leases and other agreements, arrangements and understandings (collectively, “Contracts”) described in Schedule 4.15, except as otherwise noted on such Schedule, and (ii) those Contracts that the Companies did not disclose in Schedule 4.15 in violation of the terms of this Agreement if Buyer delivers written notice to the Appointed Agent indicating that Buyer shall accept the relevant Company’s rights in, to and under such Contracts, other than the Excluded Contracts (collectively, the “Assumed Contracts”).

(f)                                   Permits.  All licenses, permits, approvals, certifications, consents and listings, including those listed in Schedule 4.12(b).

(g)                                  Literature.  All advertising material, sales literature, promotional literature, catalogs and similar or related materials.

(h)                                 Records and Files.  All books, records, files or other embodiments of information, including all diagrams, prints, surveys, drawings, maintenance schedules and other records, data and materials maintained at the Facilities, whether relating to past or current operations, and excluding the Companies’ data used in the Companies’ Oracle database system.

(i)                                     Notes and Accounts Receivable.  All notes, drafts, accounts receivable (including unbilled receivables) and other rights to payment and the full benefit of all security for such rights to payment, including all accounts receivable arising from goods shipped or sold or services rendered to the Companies’ customers related to the Business, listed on Schedule 4.7 (collectively, the “Transferred Receivables”).

(j)                                    General Intangibles.  All advance payments, prepaid items and expenses, all rights of offset and credits, all causes of action, claims, demands, rights and privileges against third parties (including manufacturer and seller warranties of any goods or services provided to any Company), all attorney-client privileges and rights related thereto and all other intangible rights and assets, including all goodwill associated with the Business and the Purchased Assets.

(k)                                 Other Assets.  The assets, rights, properties, claims, contracts, business and goodwill of the Companies listed in Schedule 2.1(k).

2.2.                            Excluded Assets.

Notwithstanding anything to the contrary in Section 2.1, the Companies shall not sell, convey, assign, transfer or deliver to Buyer, and Buyer shall not purchase or acquire from the Companies, the following respective assets of the Companies (collectively, the “Excluded Assets”), which list is not intended to be an exhaustive list of Excluded Assets:

(a)                                 Corporate Franchise.  Any rights in or to the Companies’ respective franchises to be a corporation and their respective charters, corporate seals, minute books, stock books and other corporate records relating to their respective corporate existence and capitalization.

(b)                                 Equity Interests.  Any equity interest in the Companies or in any corporation, limited liability company, partnership or other entity in which any Company owns any equity interest (including any equity interest in any Affiliate of any Company).

(c)                                  Consideration.  The consideration to be delivered by Buyer to the Companies pursuant to this Agreement and all other rights of the Companies under this Agreement and the other documents and instruments to be executed and delivered by the Companies pursuant hereto.

(d)                                 Cash.  Any cash and cash equivalents of the Companies, other than petty cash balances used at the Facilities.

(e)                                  Tax Credits and Records.  Any refunds, credits, rebates or similar assets or rights with respect to any Taxes paid or incurred by the Companies, together with any related interest received or due from the relevant taxing authority, any prepaid Taxes of the Companies and any Tax records associated with the Companies’ ownership or operations of the Business and the Purchased Assets for taxable periods (or portions thereof) ending on or prior to the Effective Time.

(f)                                   Assets Related to Excluded Liabilities.  Any claims for contribution, indemnity rights and similar claims and causes of action arising from and directly related to the defense, compromise, discharge or satisfaction of any of the Excluded Liabilities.

(g)                                  Insurance Policies.  All of the Companies’ respective rights in, to and under insurance policies.

(h)                                 Certain Records.  Any books, records, files or other embodiments of information relating exclusively to any of the other Excluded Assets or any of the Excluded Liabilities.

(i)                                     Excluded Contracts.  All of the Companies’ respective rights in, to and under Contracts, other than Contracts described in Section 2.1(e).

(j)                                    Employee Plan/Agreements.  All of the Companies’ rights in and assets attributable to Employee Plan/Agreements.

(k)                                 Other Excluded Assets.  Those rights and assets that are listed in Schedule 2.2(k).

2.3.                            Assumed Liabilities.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge, as and when due, the following, and only the following, Liabilities of the Companies (collectively, the “Assumed Liabilities”):

(a)                                 Final Closing Balance Sheet Liabilities.  Those Liabilities of the Companies reflected or reserved against on the face of the Final Closing Balance Sheet under the line items identified in Schedule 2.3(a), but only in the amounts so reflected or reserved.

(b)                                 Contractual Liabilities.  Those Liabilities of the Companies arising from and after the Closing under and pursuant to the Assumed Contracts, but excluding all Liabilities arising from, caused by or arising out of any actual or alleged defective design in any product that was shipped before the Closing or any finished goods inventory included in the Purchased Assets.

(c)                                  Liabilities Under Permits and Licenses.  Those Liabilities of the Companies arising from and after the Closing Date under any of the licenses, permits, approvals, certifications, consents and listings described in Schedule 4.12(b) that are assigned to Buyer at the Closing, but excluding all Liabilities arising from, caused by or arising out of any violation, deviation or alleged violation or deviation of or from any Environmental Permit as of the Closing Date.

2.4.                            Excluded Liabilities.

Except as and to the extent specifically set forth in Section 2.3, Buyer is not assuming any Liabilities of any Company.  Without limitation, and notwithstanding the provisions of Section 2.3, Buyer is not assuming, and no Company shall be deemed to have assigned or otherwise transferred to Buyer, any of the following Liabilities of any Company:

(a)                                 Transaction Expenses.  Any Liability incurred in connection with this Agreement and the other documents or instruments to be executed and delivered by any Party pursuant hereto and the transactions contemplated hereby and thereby.

(b)                                 Indebtedness.  Any Liability arising from or related to obligations for borrowed money owed or guaranteed by any Company or that is secured by any assets of any Company or any shares of the capital stock or other equity or ownership interests of any Company, including Liabilities arising under any loan agreement, promissory note, letter of credit, guarantee agreement, finance lease or other evidence of indebtedness of any Company (other than any capital leases included on Schedule 4.15).

(c)                                  Taxes Arising from the Transaction.  Any Liability for Taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer, including any income, transfer, sales, use, gross receipts or documentary stamp Taxes and all penalties and interest related thereto.

(d)                                 Income Taxes; Gross Receipts Taxes; Use Taxes Not Arising from the Transaction.  Any Liability of the Companies for income Taxes, Gross Receipts Taxes or use Taxes.

(e)                                  Insured Claims.  Any Liability that would otherwise constitute an Assumed Liability to the extent covered by any insurance policy of any Company in effect prior to the Closing, but only to the extent such Company receives or could have received proceeds thereunder.

(f)                                   Product Liability. Any Liability in the nature of product liability, including any Liability for claims made for injury to person, damage to property or other damage arising from, caused by or arising out of the sale of any product shipped prior to the Closing Date by any Company, and any Liability arising from, caused by or arising out of any defective or insufficient warnings, labeling or instructions contained on or provided in connection with any such products.

(g)                                  Recalls.  Any Liability arising from, caused by or arising out of any obligation to implement any replacement, field fix, retrofit, modification or recall campaign with respect to any product shipped prior to the Closing Date that was grown, made, designed, manufactured, assembled, installed, sold, leased or licensed by any Company.

(h)                                 Litigation Matters.  Any Liability relating to any Litigation.

(i)                                     Infringements.  Any Liability for infringement of the Trade Rights of others.

(j)                                    Liability For Breach.  Any Liability for any breach or failure to perform any of the Companies’ respective covenants, agreements, representations or warranties contained in, or made pursuant to, any Assumed Contract related to the period prior to the Closing, including any breach arising from assignment of the Assumed Contracts without the consent of third parties.  Any Liability for any breach or failure to perform any of the Companies’ respective covenants, agreements, representations or warranties contained in, or made pursuant to, any Contract that is not being assumed by Buyer pursuant to this Agreement.

(k)                                 Liabilities to Affiliates.  Any Liability to the Companies’ respective current or former Affiliates.

(l)                                     Violation of Laws or Orders.  Any Liability for any violation of or failure to comply with any Law or with any Order of any Governmental Entity related to the operation of the Business prior to the Closing.

(m)                             Employee Claims.  Any Liability relating to or arising out of any employment action or practice in connection with the employment or termination of employment of any persons currently or formerly employed or seeking to be employed by any Company, including Liabilities based upon or relating to breach of employment or labor contract, employment authorization and immigration, employment discrimination and retaliation, wrongful termination, wage and hour, leave of absence or occupational health and safety requirements, disability rights and accommodation requirements, labor relations and rights, workers’ compensation, constructive termination, failure to give reasonable notice or pay in lieu of notice (including notice or pay required under any “plant-closing” or similar Law), severance or termination pay, payment of Social Security and other Taxes, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Employee Retirement Income Security Act of 1974, (“ERISA”), the Worker Adjustment Retraining Notification Act of 1988 (the “WARN Act”) or the National Labor Relations Act, or any equivalent state, provincial, municipal, county, local, foreign or other Law.

(n)                                 Employee Plan/Agreement.  Any Liability under any Employee Plan/Agreement or the rights or Liabilities incident to or incurred in connection with any Employee Plan/Agreement.

(o)                                 Successor Liabilities.  Any Liability that any person or entity seeks to impose upon Buyer by virtue of any theory of successor liability, including Liabilities relating to environmental matters, any Employee Plan/Agreement, product liability, Taxes, labor and employment matters, COBRA, ERISA, the Code, WARN Act or as a result of Buyer’s failure to comply with any bulk transfer or similar Law.

(p)                                 Other Excluded Liabilities.  Any of the Liabilities described in Schedule 2.4(p).

The Companies shall pay, perform and discharge, as and when due, all of the Excluded Liabilities.

2.5.                            Nonassignable Contracts and Rights.

Notwithstanding anything to the contrary in this Agreement, no Contracts, properties, rights or other assets of any Company shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of any other person or entity would be ineffective or would constitute a breach of contract or a violation of any Law or Order or would in any other way adversely affect the rights of such Company (or Buyer as transferee or assignee), and such consent or approval is not obtained at or prior to the Closing.  In such case, to the extent possible, (a) the beneficial interest in or to such Contracts, properties, rights or assets (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to Buyer under this Agreement; and (b) pending such consent or approval, Buyer shall discharge the obligations of such Company under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for such Company, and such Company shall act as Buyer’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights.  The Companies shall use their respective commercially reasonable efforts (and bear their respective costs of such efforts) to obtain and secure all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Contracts, properties, rights or assets underlying the Beneficial Rights to Buyer without any change in any of the material terms or conditions of such Contracts, properties, rights or assets, including their formal assignment or novation, if advisable, provided, however, in no event shall the Companies be required to pay a consent fee in order to effectuate such sale, transfer or assignment.  The Companies shall make or complete such transfers as soon as reasonably possible and cooperate with Buyer in any other reasonable arrangement designed to provide for Buyer the benefits of such Contracts, properties, rights and assets, including enforcement at the cost and for the account of Buyer of any and all rights of the applicable Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any Liability under such Contracts, properties, rights or assets, to the extent such Liability constitutes an Assumed Liability.  If and to the extent an arrangement acceptable to Buyer with respect to Beneficial Rights cannot be made, then Buyer, upon written notice to the Appointed Agent, shall have no obligation under Section 2.3 or otherwise with respect to any such Contract, property, right or other asset, and such Contract, property, right or other asset shall not be deemed to be a Purchased Asset and the related Liability shall not be deemed an Assumed Liability.  Notwithstanding anything to the contrary in this Section 2.5, the Companies shall be solely responsible for obtaining, and shall obtain, all necessary consents to assignment on or prior to the Closing Date, and Buyer shall have no obligation to expend any money, incur any Liability, commence any Litigation or offer or grant any accommodation (financial or otherwise) to any person or entity in connection with the consents and approvals described in this Section 2.5.

2.6.                            Designated Purchasers.

Upon prior written notice to the Appointed Agent, Buyer may assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly owned Affiliates (each such entity, a “Designated Purchaser”) for the purpose of carrying out the transactions contemplated hereby; provided, however, that Buyer shall be and remain jointly and severally liable with the Designated Purchaser to the Companies for all obligations of Buyer and any such Designated Purchaser under this Agreement and the other documents and instruments to be executed and delivered by Buyer or any such Designated Purchaser pursuant to this Agreement.

3.                                      PURCHASE PRICE; PAYMENT

3.1.                            Purchase Price.

The purchase price (the “Purchase Price”) for the Purchased Assets shall be (a) the assumption of the Assumed Liabilities and (b) $50,000,000, plus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is greater than the Target Net Working Capital or minus the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is less than the Target Net Working Capital (the “Cash Purchase Price”).

3.2.                            Payment.

The Purchase Price shall be paid as follows:

(a)                                 Assumption of Assumed Liabilities.  At the Closing, Buyer shall execute and deliver to the Appointed Agent such undertakings and instruments of assumption as are necessary to evidence Buyer’s assumption of the Assumed Liabilities in accordance with the terms of this Agreement, in form and substance reasonably satisfactory to Buyer and the Appointed Agent.

(b)                                 Cash to Escrow Agent.  At the Closing, Buyer shall deliver to Escrow Agent, under the Escrow Agreement, the sum of $2,000,000.

(c)                                  Cash to the Companies.  At the Closing, Buyer shall deliver to the Companies an amount equal to $50,000,000 (i) plus the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Balance Sheet is greater than the Target Net Working Capital or minus the amount, if any, by which the Net Working Capital as reflected on the Estimated Closing Balance Sheet is less than the Target Net Working Capital; and (ii) minus the amount delivered to Escrow Agent pursuant to Section 3.2(b).

(d)                                 Payment of Adjustment Amount.  On or before the 5th Business Day following the determination of the Final Closing Balance Sheet, either (i) Buyer shall deliver to the Companies the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is greater than the Target Net Working Capital as reflected on the Estimated Closing Balance Sheet or (ii) the Appointed Agent shall deliver to Buyer the amount, if any, by which the Net Working Capital as reflected on the Final Closing Balance Sheet is less than the Target Net Working Capital as reflected on the Estimated Closing Balance Sheet.

(e)                                  Method of Payment.  All payments under this Section 3.2 shall be made by wire transfer of immediately available funds to an account that the recipient, at least 48 hours prior to the time for payment specified hereunder, has designated.

3.3.                            Determination of Net Working Capital.

(a)                                 Balance Sheet.  As used in this Agreement, “Balance Sheet” shall mean a schedule in the form of a balance sheet of the Business showing the net book values, as of a specified time, of the respective categories of assets and liabilities set forth in the Recent Balance Sheet, but reflecting only the Purchased Assets and the Assumed Liabilities.  Each Balance Sheet shall be prepared in accordance with the Company Methodologies applied in a manner consistent with that used in the preparation of the Recent Balance Sheet, be in form and level of detail as nearly as possible identical to the Recent Balance Sheet (to the extent consistent with the Company Methodologies), be consistent with the methods and principles set forth in Schedule 3.3(a), and be accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein.  Without limitation, for purposes of preparing the Preliminary Closing Balance Sheet, the Companies shall complete a physical inventory as of the Effective Time, and Buyer shall have the right to monitor and/or participate in such physical inventory.

(b)                                 Estimated Closing Balance Sheet.  As of the close of business on the Business Date immediately preceding the Closing Date, the Appointed Agent shall, in consultation with Buyer, prepare, or cause to be prepared, and deliver to Buyer a Balance Sheet as of such date (the “Effective Time”), which shall represent the Appointed Agent’s reasonable estimate of the Final Closing Balance Sheet.  If Buyer shall object to any of the information set forth on such Balance Sheet or accompanying schedules as presented by the Appointed Agent, then Buyer and the Appointed Agent shall negotiate in good faith in an attempt to agree upon appropriate adjustments such that such Balance Sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Balance Sheet and the Net Working Capital to be reflected on the Final Closing Balance Sheet, but in the absence of such agreement, the most recent month-end balance sheet of the Business shall control (the estimated balance sheet as agreed to by the Parties pursuant to this Section 3.3(b), or, in the absence of such agreement prior to the Effective Time, the most recent month-end balance sheet of the Business, is referred to as the “Estimated Closing Balance Sheet”).  In connection with the determination of the Estimated Closing Balance Sheet, the Appointed Agents shall provide Buyer with such information and detail as Buyer reasonably requests.

(c)                                  Preliminary Closing Balance Sheet.  Within 45 days after the Closing, the Appointed Agent shall prepare, or cause to be prepared, in consultation with Buyer, and deliver to Buyer, a Balance Sheet as of the Effective Time (the “Preliminary Closing Balance Sheet”).  The Preliminary Closing Balance Sheet shall set forth (i) the amount of the Net Working Capital as reflected on the Preliminary Closing Balance Sheet and (ii) the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 3.2(d).

(d)                                 Objection to Preliminary Closing Balance Sheet.  After the Preliminary Closing Balance Sheet is delivered to Buyer pursuant to Section 3.3(c), Buyer shall have 15 days to review and respond to it in accordance with this Section 3.3(d).  If Buyer determines that the Preliminary Closing Balance Sheet has not been prepared in accordance with Section 3.3(a) or Section 3.3(c), then Buyer shall inform the Appointed Agent on or before the last day of such 15-day period by delivering written notice to the Appointed Agent (the “Balance Sheet Objection”) (i) setting forth a specific description of the basis of the Balance Sheet Objection and the adjustments to the Preliminary Closing Balance Sheet that Buyer believes should be made and (ii) only including objections based on mathematical errors or based on the Preliminary Closing Balance Sheet not being prepared in accordance with Section 3.3(a) or Section 3.3(c).  If no Balance Sheet Objection is delivered to the Appointed Agent within such 15-day period, then Buyer shall be deemed to have accepted the Preliminary Closing Balance Sheet.

(e)                                  Response to Balance Sheet Objection.  If a Balance Sheet Objection is delivered to the Appointed Agent pursuant to Section 3.3(d), then the Appointed Agent shall have 15 days to review and respond to the Balance Sheet Objection by delivering written notice to Buyer specifying the scope of its disagreement with the information contained in it.  If no such written notice is delivered to Buyer within such 15-day period, then the Appointed Agent shall be deemed to have accepted the Balance Sheet Objection.

(f)                                   Dispute Resolution Following Objection.

(i)                                                                                     Negotiation.  If the Appointed Agent delivers a written notice to Buyer in response to a Balance Sheet Objection pursuant to Section 3.3(e), then Buyer and the Appointed Agent shall promptly meet (in person, by telephone or otherwise) and attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Balance Sheet and the calculation of Net Working Capital as of the Effective Time (the “Balance Sheet Dispute”).

(ii)                                                                                  Resolution by CPA Firm.  If Buyer and the Appointed Agent are unable to resolve the Balance Sheet Dispute within 15 days following the delivery of a Balance Sheet Objection to Buyer, then, at any time thereafter, Buyer or the Appointed Agent may elect to have the Balance Sheet Dispute resolved by Moss Adams, or, if Moss Adams is unable or unwilling to act, another internationally recognized firm of independent public accountants as to which Buyer and the Appointed Agent mutually agree (the “CPA Firm”), which shall, acting as an expert and not as an arbitrator, determine on the basis of the standards set forth in Sections 3.3(a), and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review and without regard to any objections of Buyer that are not described in the Balance Sheet Objection), whether and to what extent, if any, the Net Working Capital as derived from the Preliminary Closing Balance Sheet requires adjustment.  In connection with the engagement of the CPA Firm, each of Buyer and the Appointed Agent shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such Party deems appropriate.  The CPA Firm shall be instructed to use every reasonable effort to perform its services within 30 days after submission of the Balance Sheet Dispute to it and, in any case, as soon as practicable after such submission.  In resolving the Balance Sheet Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 3.3(a) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Appointed Agent, or less than the smallest value for such item claimed by Buyer or the Appointed Agent, as set forth in the Preliminary Closing Balance Sheet and the Balance Sheet Objection.

(iii)                                                                               Payment of Fees of CPA Firm. If the Net Working Capital as reflected on the Final Closing Balance Sheet is closer in amount to the Net Working Capital as reflected in the Balance Sheet Objection than to the Net Working Capital as reflected on the Preliminary Closing Balance Sheet, then the Companies shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 3.3(f)(ii).  If the Net Working Capital as reflected on the Final Closing Balance Sheet is closer in amount to the Net Working Capital as reflected on the Preliminary Closing Balance Sheet than to the Net Working Capital as reflected in the Balance Sheet Objection, then Buyer shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 3.3(f)(ii).  If the difference between the Net Working Capital as reflected on the Final Closing Balance Sheet and the Net Working Capital as reflected in the Balance Sheet Objection is equal to the difference between the Net Working Capital as reflected on the Final Closing Balance Sheet and the Net Working Capital as reflected on the Preliminary Closing Balance Sheet, then all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 3.3(f)(ii) shall be paid one-half by Buyer, on the one hand, and one-half by the Companies, on the other hand.

(g)                                  Final Closing Balance Sheet.  As used in this Agreement, the “Final Closing Balance Sheet” shall be: (i) the Preliminary Closing Balance Sheet if no Balance Sheet Objection is delivered to the Appointed Agent during the 15-day period specified in Section 3.3(d); (ii) the Preliminary Closing Balance Sheet, adjusted in accordance with the Balance Sheet Objection, if the Appointed Agent does not provide Buyer with a written notice of disagreement in response to the Balance Sheet Objection within the 15-day period specified in Section 3.3(e); or (iii) the Preliminary Closing Balance Sheet, as adjusted by (A) the written agreement of Buyer and the Appointed Agent and/or (B) the CPA Firm in accordance with Section 3.3(f)(ii).

3.4.                            Allocation of Purchase Price.

(a)                                 Allocation.  The aggregate Purchase Price shall be allocated between the Companies and among the Purchased Assets of each of the Companies as set forth in Schedule 3.4.  The aggregate Purchase Price shall be allocated among the Purchased Assets (or groups of such assets) for all purposes (including all tax and financial accounting purposes) in accordance with the applicable provisions of Section 1060 of the Code, and the Parties agree that the fair market value of the Purchased Assets (or groups of such assets) is set forth in Schedule 3.4 (the “Purchase Price Allocation”).  The parties shall agree upon the Purchase Price Allocation within 60 days of the date of this Agreement.  Unless otherwise required by applicable Law, each Party shall file all Tax Returns (including amended returns and claims for refund) in a manner reflecting the Purchase Price Allocation, and shall not take any position (whether on audit or otherwise) that is inconsistent with the Purchase Price Allocation.  The Parties shall each execute and timely file a Form 8594 consistent with the Purchase Price Allocation, after exchanging mutually acceptable drafts of such form (and any equivalent state, municipal, county, local, or foreign Tax forms).  Notwithstanding the foregoing, Buyer’s cost for the Purchased Assets may differ to the extent necessary to reflect Buyer’s capitalized acquisition costs for the Purchased Assets.

(b)                                 Disputes.  In the event of a dispute between or among the Parties relating to the Purchase Price Allocation that is not resolved within 30 days after any Party provides written notice of such dispute to the others, the determination of the Purchase Price Allocation shall be resolved by the CPA Firm or, if the CPA Firm is unable to serve, another internationally recognized firm of independent public accountants as to which Buyer and the Appointed Agent mutually agree. The fees and expenses of such accounting firm shall be borne equally by the Companies, on the one hand, and Buyer, on the other hand.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

As an inducement to Buyer to execute and deliver this Agreement, the Companies, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof (except where another date is specified herein) and shall survive the consummation of the transactions contemplated hereby.

4.1.                            Corporate.

(a)                                 Organization.  Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 Corporate Power.  Each Company has all requisite corporate power and authority to own, operate and lease its assets, to carry on its business as and where such is currently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(c)                                  Qualification. Each Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such licensing or qualification necessary.  Schedule 4.1(c) sets forth a correct and complete list of the jurisdictions in which each Company is qualified to do business.

(d)                                 No Subsidiaries.  Except as described in Section 4.2, no Company owns, directly or indirectly, any capital stock or other equity or ownership security of any corporation, limited liability company, partnership or other entity.

(e)                                  Directors and Officers.  Each Company has delivered to Buyer correct and complete copies of its charter, bylaws and similar organizational documents, including any amendments thereto.  Set forth in Schedule 4.1(e) is a list of the directors and officers of each Company.

4.2.                            Share Ownership.

Inventure is the record and beneficial owner of all of the shares of capital stock and other equity or ownership interests of Rader and Willamette.

4.3.                            Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by any Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Companies.  No other or further act or proceeding on the part of any Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by any Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby.  The Companies have delivered to Buyer correct and complete copies of all consents, resolutions and other documents necessary to duly authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by any Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by each Company pursuant hereto shall constitute, valid and binding agreements of such Company, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

4.4.                            No Violation.

Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by any Company pursuant hereto nor the consummation by any Company of the transactions contemplated hereby and thereby (a) shall violate any applicable Law or Order to which any Company is subject, (b) except as required by applicable Regulatory Laws, shall require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity (including under the WARN Act or any other “plant closing” or similar Law), or (c) subject to obtaining the consents and providing the notices described in Schedule 4.4, shall violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or shall result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets under, any term or provision of the charter, bylaws or similar organizational documents of any Company or of any Assumed Contract or restriction of any kind or character to which any Company is a party or by which any Company or any of its assets or properties may be bound or affected.

4.5.                            Financial Matters.

(a)                                 Financial Statements.  Included as Schedule 4.5(a) are financial statements of the Business (collectively, the “Financial Statements”) consisting of (i) an unaudited balance sheet of the Business as of December 31, 2016, and the related unaudited results of operations for the twelve months then ended and (ii) an unaudited balance sheet of the Business as of July 1, 2017 (the “Recent Balance Sheet”), and the related unaudited results of operations for the six months then ended.  The Financial Statements were derived from the financial books and records of Inventure and its subsidiaries, have been prepared in accordance with the Company Methodologies, and present fairly in all material respects the financial position and results of operations of the Business, except as stated in the Company Methodologies.  Buyer acknowledges that throughout the periods covered by the Financial Statements, (i) the Business has not operated as a separate stand-alone entity; (ii) stand-alone financial statements have not been prepared for the Business; and (iii) as a result, the Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of the Business will be in the future.  If any other asset, liability or item of income or expense reflected on the Financial Statements arises out of an allocation to the Business of a portion of any asset, liability or item of income or expense of any Company that relates in part to any operation other than the Business, then Schedule 4.5(a) sets forth such fact, an explanation thereof and the method of calculating the allocation or charge.

(b)                                 Internal Accounting Controls. In its conduct of the Business, each Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements of Inventure in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.6.                            Tax Matters.

(a)                                 Tax Returns Filed and Taxes Paid.  All Tax Returns with respect to, in connection with, associated with or related to the Business required to be filed by or on behalf of any Company have been timely filed and, when filed, were correct and complete.  All Taxes due and payable by the Companies, whether or not shown on any Tax Return, have been paid in full, or will be paid in full within the time permitted under applicable Laws, except where the nonpayment of which would not adversely affect Buyer.  Each Company has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party of such Company.  No Company is the beneficiary of any extension of time within which to file any Tax Return.

(b)                                 Tax Audits.  No written Claim has ever been made by any Governmental Entity in a jurisdiction in which any Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to, in connection with, associated with, or related to, the Business.

There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return with respect to a Tax assessment or deficiency.  Except as set forth in Schedule 4.6(b), since January 1, 2014, no Company has received any (i) notice of underpayment of Taxes or other deficiency that has not been paid with respect to, in connection with, associated with or related to the Business or (ii) any objection to any Tax Return, with respect to, in connection with, associated with or related to the Business filed by any Company.  Except as set forth in Schedule 4.6(b), all deficiencies asserted or assessments made as a result of any examinations with respect to, in connection with, associated with or related to the Business have been fully paid or are fully reflected as a Liability in the financial statements of the Business.

(c)                                  Other.  None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Internal Revenue Code of 1986 or the regulations thereunder (collectively, the “Code”).

(d)                                 No Tax Liens.  To the Companies’ actual knowledge, there are no Liens for Taxes with respect to, in connection with, associated with or related to the Business or the assets thereof, except for Permitted Real Property Liens.

(e)                                  Safe Harbor Leases.  None of the Purchased Assets constitutes property that any Company is required to treat as being owned by any other person or entity pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code or is tax-exempt property within the meaning of Section 168(h) of the Code.

4.7.                            Transferred Receivables.

All Transferred Receivables reflected on the Recent Balance Sheet, and those that have arisen since the date of the Recent Balance Sheet, (a) arose out of arm’s length transactions actually made in the ordinary course of the Business, (b) are valid and legally binding obligations of the parties obligated to pay such amounts, (c) are collectible (net of the reserves for doubtful accounts shown on the Recent Balance Sheet in the case of Transferred Receivables reflected on the Recent Balance Sheet and net of reserves for doubtful accounts shown on the Final Closing Balance Sheet in the case of Transferred Receivables existing as of the Closing Date) within reasonable periods and in the ordinary course of the Business without the necessity of commencing Litigation, (d) are, to the knowledge of the Companies, subject to no counterclaim or setoff except for deductions in the ordinary course of business (i.e., related to customer promotions, cash discounts for paying terms early, pricing adjustments, unsaleables and related matters), and (e) are not in dispute.  Schedule 4.7 contains an aged schedule of the Transferred Receivables as of August 31, 2017.

4.8.                            Inventory.

All Inventory reflected on the Recent Balance Sheet (a) had a commercial value at least equal to the value shown on the face of the Recent Balance Sheet, (b) is valued in accordance with GAAP at the lower of cost (on a FIFO basis) or market and (c) consists of a quality and quantity usable and saleable in the ordinary course of the Business, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided and all intercompany profit or other mark-up has been eliminated).  All Inventory purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of the Business.  Except as set forth in Schedule 4.8, all Inventory is located at, or is in transit to or from, the Facilities.  The Companies have purchased all Inventory in compliance with applicable Laws and Orders relating to imported goods.

4.9.                            Absence of Certain Changes.

Except as and to the extent set forth in Schedule 4.9, since the date of the Recent Balance Sheet, each Company has conducted the Business in the ordinary course of the Business consistent with past practice, and there has not been:

(a)                                 No Adverse Change.  Any event, occurrence or development that has had a Material Adverse Effect.

(b)                                 No Damage.  Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the Business, Purchased Assets or Assumed Liabilities.

(c)                                  No Increase in Compensation.  Any increase above $25,000 in the compensation, salaries, commissions or wages payable or to become payable to any employees or agents of any Company who perform services primarily for the benefit of the Business or whose compensation is reflected on the Financial Statements, including any bonus or other employee benefit granted, made or accrued in respect of such employees or agents, or any increase in the number of such employees or agents (including any increase pursuant to any Employee Plan/Agreement or other commitment except in the ordinary course of Business consistent with past practices).

(d)                                 No Disposition of Property.  Any sale, lease, grant or other transfer or disposition of any properties or assets of any Company that constitute Purchased Assets and are material to the Business, except for the sale of Inventory items in the ordinary course of the Business consistent with past practice.

(e)                                  No Amendment of Contracts, Rights.  Any entering into, a material amendment or early termination of any Assumed Contract relating to employment relating to or affecting the Business and to which any Company is a party; any entering into, a material amendment or early termination of any Assumed Contract relating to or affecting the Business between any Company and any shareholder, director or officer of any Company (or with any relative, beneficiary, spouse or Affiliate of any such person); any entering into, material amendment or early termination of any material Assumed Contract relating to or affecting the Business to which any Company is a party; or any release or waiver of any material claims or rights under any Assumed Contract relating to or affecting the Business to which any Company is a party, other than in the ordinary course of business consistent with past practice.

(f)                                   Credit.  Any grant of credit by any Company to any customer (including any distributor) of the Business on terms or in amounts materially more favorable than those that have been extended to such customer in the past, any other change made by any Company in the terms of any credit heretofore extended in connection with the Business or any other change of any Company’s policies or practices with respect to the granting of credit in connection with the Business.

(g)                                  Discharge of Obligations.  Any discharge, satisfaction or agreement to satisfy or discharge any material Liability relating to or affecting the Business, other than the discharge or satisfaction in the ordinary course of the Business of current Liabilities reflected on the face of the Recent Balance Sheet and of current Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of the Business.

(h)                                 Deferral of Assumed Liabilities. Any deferral, extension or failure to pay any of the Assumed Liabilities as and when the same become due or any allowance of the level of the Assumed Liabilities to increase in any material respect or any prepayment of any of the Assumed Liabilities.

(i)                                     Accounting Principles. Any material change in any Company’s financial accounting principles or methods, except to the extent required by GAAP.

(j)                                    Commitments. Any entering into, amending, or early termination of any Assumed Contract to take any of the actions specified in this Section 4.9, other than this Agreement, or any act or omission that, if arising after the date hereof, would constitute a breach of any covenant set forth in Section 6.2.

4.10.                     Absence of Undisclosed Liabilities.

Except as and to the extent specifically set forth on the face of the Recent Balance Sheet, or in Schedule 4.10, no Company has any Liabilities relating to or affecting the Business, other than commercial Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of the Business consistent with past practice, none of which has had or is reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 4.10, no Company has any Liabilities relating to or affecting the Business for surcharges, special assessments or similar fees relating to the purchase of Inventory, and to the Companies’ knowledge, no such surcharges, special assessments or similar fees are planned.

4.11.                     No Litigation.

Except as set forth in Schedule 4.11, there is no Litigation pending or, to the Companies’ knowledge, threatened in writing or anticipated against any Company or its shareholders, directors or officers (in such capacity) that in any way involves the Business, Purchased Assets or Assumed Liabilities. To the Companies’ knowledge, no event has occurred or action taken that is reasonably likely to result in such Litigation. Schedule 4.11 also identifies all Litigation to which any Company or its shareholders, directors or officers (in such capacity) have been parties since July 1, 2014 that in any way involves the Business, Purchased Assets or Assumed Liabilities. Except as set forth in Schedule 4.11, no aspect of the Business, Purchased Assets or Assumed Liabilities is subject to any Order.

4.12.                     Compliance With Laws and Orders.

(a)                                 Laws and Orders. Except for past violations for which no Company is subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 4.12(a), each Company in respect of the Purchased Assets and the operations and practices of the Business is and has been, since January 1, 2015, in compliance with all applicable Laws and Orders. Except as set forth in Schedule 4.12(a), no Company has received written notice of any violation or alleged violation of any Laws or Orders with respect to the Business or the Purchased Assets which violation or alleged violation has not been cured. All reports, filings and returns associated with or related to the Business or the Purchased Assets that are material and are required to be filed by or on behalf of any Company with any Governmental Entity have been filed and, when filed, were correct and complete in all material respects. Without limiting the generality of the foregoing:

(i)                                                                                     Nuisance. The Companies have received no written notice alleging a nuisance or other interference with the rights of any person or entity in such a manner as to give rise to or constitute reasonable grounds for Litigation by any such person or entity seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the Purchased Assets, the Business or the manner in which the Business is currently conducted.

(ii)                                                                                  Unemployment Compensation. Each Company has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Entities of the jurisdictions in which it is required to maintain such accounts with respect to the operations of the Business, and each of such accounts has a positive balance.

(iii)                                                                               OSHA. Each Company has delivered to Buyer copies of all reports associated with or related to the Business required to be filed by such Company since July 1, 2012 under the Occupational Safety and Health Act of 1970 and under all other applicable health and safety Laws. The deficiencies, if any, noted on such reports have been corrected to the satisfaction of the applicable Governmental Entities, and no Liabilities with respect to these deficiencies are anticipated, or remain outstanding, disputed or unpaid.

(iv)                                                                              Foreign Asset Control Regulations. Each Company is and has been in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Orders or Laws in respect thereof (collectively, “Control Regulations”). No Company nor, to the knowledge of the Companies, any person or entity with which any Company has engaged in any transactions or business dealings (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Control Regulations (the “Lists”), (B) is a Person (as defined in the Executive Order) who has been determined by competent authority to be subject to the prohibitions contained in the Control Regulations or (C) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Control Regulations.

(v)                                                                                 Questionable Payments. No Company nor any director, officer, employee, or to the Companies’ knowledge, agent or other person associated with or acting on behalf of any Company is an official, agent or employee of any Governmental Entity or an official of a political party or a candidate for political office. To the knowledge of the Companies, since July 1, 2012, no Company nor any director, officer, employee, or to any Company’s knowledge, agent or other person associated with or acting on behalf of any Company has, directly or indirectly, (A) used any funds of any Company for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (B) made any unlawful payments, unlawful promises of payment or unlawful authorizations of payment of money, gifts or anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of any Company; (C) made any payments, promises of payment or authorizations of payment of money, gifts or anything of value to any official, agent or employee of any Governmental Entity or an official of a political party or a candidate for political office from funds of any Company (but excluding payments to Governmental Entities in amounts legally due and owing by any Company or reasonable and bona fide payments directly related to the promotion, demonstration or explanation of any Company’s products or services or the execution or performance of a written Contract); (D) established or maintained any unlawful fund of monies or other assets of any Company; (E) made any fraudulent entry on the books or records of any Company; or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment, promise of payment or authorization of payment of money, gifts or anything of value to any person or entity, private or public, regardless of form, whether in money, property or services, to receive favorable treatment in obtaining or retaining business for any Company, to obtain or retain special concessions for any Company or to pay for favorable treatment for business obtained or retained or to pay for special concessions already obtained for any Company or to secure any other improper advantage for any Company.

(b)                                 Licenses and Permits. Each Company has all licenses, permits, approvals, registrations, certifications, consents and listings of all Governmental Entities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the Business (as such Company currently conducts the Business) and the operation of the Facilities except for such licenses, permits, approvals, registrations, certifications, consents and listings the absence of which would not be reasonably likely to cause a Material Adverse Effect. All such licenses, permits, approvals, registrations, certifications, consents and listings are set forth in Schedule 4.12(b), are in full force and effect and are assignable to Buyer in accordance with the terms hereof. Except for past violations for which no Company is subject to any current Liability and cannot become subject to any future Liability and except as set forth in Schedule 4.12(b), each Company (including its operations, practices, properties and assets) is and has been, since January 1, 2015, in compliance with all such licenses, permits, approvals, registrations, certifications, consents and listings.

(c)                                  Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 4.12, except for past violations for which no Company is subject to any current Liability and except as set forth in Schedule 4.12(c), to the knowledge of the Companies,

(i)                                     Each Company, in respect of the operations and practices of the Business and of the Purchased Assets, is and has been in compliance since January 1, 2015 with all applicable Environmental Laws.

(ii)                                  Each Company, in respect of the operations and practices of the Business and of the Purchased Assets, is and has been in compliance since January 1, 2015 with all Environmental Permits required by applicable Environmental Laws for the conduct of the Business as now being conducted, except where the failure to hold or comply would not reasonably be expected to result in material Liability, and all Environmental Permits are valid and in full force and effect.

(iii)                               There is no Litigation pending or, to the Companies’ knowledge, threatened or anticipated against any Company with respect to the Business or the Purchased Assets that alleges the Companies’ violation of Environmental Laws or Environmental Permits.

(iv)                              Correct and complete copies of all environmental studies in the possession or control of any Company relating to any property with respect to the Business or the Purchased Assets, have been made available to Buyer.

(v)                                 To the Companies’ knowledge, there are no pending, proposed or required changes to Environmental Permits (including any standards, criteria or guidance used by a Governmental Entity to enforce Environmental Laws or Environmental Permits) with respect to which the Business may be required to incur any material costs outside the ordinary course of the Business (including for capital expenditures, process changes and changes in material usage) to achieve or ensure material compliance with Environmental Laws or Environmental Permits.

(vi)                              No Company has assumed, undertaken, provided an indemnity with respect to or otherwise become subject to material Liabilities of any other person or entity relating to Environmental Laws or Environmental Permits.

(vii)                           To the Companies’ knowledge, (A) no portion of any of the Purchased Assets has been used as a landfill or for storage or landfill of Hazardous Materials, and none of the real property or facilities formerly owned, leased, or subleased by any of the Companies have ever been so used; (B) no underground storage tanks are present on any of the Purchased Assets, (C) no transformers or capacitors containing polychlorinated biphenyls owned by any Company or such Company’s predecessors in title are present on any of the Purchased Assets; and (D) no asbestos, asbestos-containing materials or presumed asbestos-containing materials are contained in, or form a part of, any building, building component, structure, office space or equipment owned, operated, leased, managed or controlled by any Company with respect to the Business or located on the Purchased Assets, except as would not reasonably be expected to result in any material Liability.

(viii)                        None of the Purchased Assets and, to the Companies’ knowledge, no real property or facilities formerly owned, leased, or subleased by any of the Companies or any of the Companies’ predecessor entities: (A) pursuant to CERCLA or any similar Law has been placed, or to the Companies’ knowledge, is proposed to be placed, on the NPL, the CERCLIS or any state or regional equivalent list of known or suspected contaminated sites; or (B) is subject to a claim, Order, or other request or demand to effect removal or to take remedial action or investigation.

4.13.                     Title to and Condition of Properties.

(a)                                 Marketable Title. Each Company has good and marketable fee title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, hypothecs, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever (collectively, “Liens”) except, in the case of real property, for (i) Liens for Taxes not yet due or payable or that are being contested in good faith by appropriate proceedings (and that have been sufficiently reflected or reserved against on the face of the Recent Balance Sheet), (ii) Liens arising from municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the Purchased Assets as currently utilized or adversely affect the marketability of the Purchased Assets, and (iii) matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for the Purchased Assets that are subject to the Personal Property Leases set forth in Schedule 2.1(b) and the other assets set forth in Schedule 4.13(a)(ii), and except for the Permitted Real Property Liens, each Company has good and marketable fee title to all of the Purchased Assets. To the Companies’ knowledge, none of the Purchased Assets is subject to any restrictions with respect to the transferability or divisibility thereof. Each Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. None of the Purchased Assets is subject to recovery by any previous owner of such property under any theory of Law or contractual right. At the Closing, Buyer shall receive good and marketable fee title or leasehold title (as applicable) to all of the Purchased Assets, free and clear of all Liens other than the Permitted Real Property Liens. Except as set forth in Schedule 4.13(a), no Company is using, in the current conduct of the Business, any properties, rights or assets that are not owned, licensed or leased by it.

(b)                                 Condition. All tangible assets (real and personal) constituting Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, free from any defects (except for such minor defects as do not materially interfere with the use thereof in the conduct of the normal operations of the Business), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business as conducted during the preceding 12 months. Except as otherwise set forth in Schedule 4,13(b), if any, all buildings, plants and other structures owned or otherwise utilized by any Company in operating the Business are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage or heating, ventilating or air conditioning systems (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Business and except as would not reasonably be expected to have a Material Adverse Effect).

(c)                                  Real Property.

(i)                                                                                     General. Except for the Excluded Assets, Schedule 4.13(c) sets forth all real property owned, leased, used or occupied by each Company in the Business (the “Real Property”), including an abbreviated legal description, description of purpose/use, a description of encumbrances, easements or rights of way of record (or, if not of record, of which any Company has actual notice or knowledge) granted on or appurtenant to or otherwise affecting the Real Property, the zoning classification thereof and all plants, buildings or other structures located thereon. To the Companies’ knowledge and except as set forth in Schedule 4.13(c), no person or entity has any right or option to acquire or lease any portion of or interest in the Real Property. The Real Property is comprised of a single, complete tax parcel, or if the Real Property is comprised of more than one tax parcel, then the Real Property includes the entirety of all related tax parcels. Except as set forth in Schedule 4.13(c), no Company has received written notice (i) of any claim of adverse possession or prescriptive rights involving or affecting any of the Real Property, (ii) that any structure or improvement located on any Real Property encroaches on or over the boundaries of neighboring or adjacent properties or (iii) that any structure of any other person or entity that encroaches on or over the boundaries of any Real Property. To the Companies’ knowledge and except as set forth in Schedule 4.13(c), none of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law or Order.

(ii)                                                                                  Compliance. To the Companies’ knowledge and except as set forth in Schedule 4.13(c), the use of the Real Property as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned use, and no variances are needed and none have been granted with respect to the Real Property.

(iii)                                                                               Access, Assessments and Utilities. To the Companies’ knowledge and except as set forth in Schedule 4.13(c), all of the Real Property has permanent rights of access to dedicated public highways or roads. To the Companies’ knowledge and except as set forth in Schedule 4.13(c), no fact or condition exists that would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads, and, to the Companies’ knowledge, there is no pending nor have the Companies’ received written notice of any, threatened or anticipated restriction or denial, governmental or otherwise, upon such ingress and egress. No public improvements are pending nor have the Companies’ received written notice of any, planned public improvements that may result in special assessments against or otherwise materially adversely affect any Real Property. The Companies have received no written notice of any (A) planned or proposed increase in assessed valuations of any Real Property, (B) Order requiring repair, alteration or correction of any existing condition affecting any Real Property or the systems or improvements thereat or (C) condition or defect that could give rise to an Order of the sort referred to in the immediately preceding clause (B). To the Companies’ knowledge and except as set forth in Schedule 4.13(c), all electric, gas, water, sewage, communications and other utilities necessary to conduct the Business on the Real Property are sufficient for the normal operations of the Business. To the Companies’ knowledge, all installation and collection charges in respect of such utilities have been paid in full. The Companies have received no written notice of any existing, proposed or contemplated plan to construct, modify or realign any street, highway, power line or pipeline that would adversely affect the current or planned use or occupancy of the Real Property.

(iv)                                                                              No Condemnation, Expropriation or Similar Action. To the Companies’ knowledge and except as set forth in Schedule 4.13(c), neither the whole nor any portion of the Business or the Purchased Assets is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, and the Companies have received no written notice of any such condemnation, expropriation or taking having been planned, scheduled or proposed.

4.14.                     Business Insurance Policies.

(a)                                 Policies. Schedule 4.14(a) sets forth a correct and complete list of all policies of fire, liability, product liability, workers compensation, health, product recall and other forms of insurance currently in effect with respect to the Business (collectively, the “Business Insurance Policies”). Schedule 4.14(a) includes the carrier, description of coverage, limits of coverage, retention or deductible amounts, amount of annual premiums, and date of expiration with respect to each Business Insurance Policy.

(b)                                 Nature; Validity. To the knowledge of the Companies, all the Business Insurance Policies provide insurance coverage with respect to the Business of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. The Business Insurance Policies are sufficient in all material respects for compliance by each Company with all requirements of Law applicable to the conduct of the Business and with the requirements of all material Contracts to which such Company is a party. Since July 1, 2014, all products liability and general liability policies maintained by or for the benefit of any Company with respect to the Business have been “occurrence” policies and not “claims made” policies. All the Business Insurance Policies are valid, outstanding and enforceable policies. No Company has received any notice of cancellation or termination with respect to any Business Insurance Policy, and to the Companies’ knowledge, no event or condition exists or has occurred that could result in cancellation of any Business Insurance Policy prior to its scheduled expiration date. To the knowledge of the Companies, none of the insurance carriers providing coverage under the Business Insurance Policies has declared bankruptcy or provided notice of insolvency to any Company. No Company has been refused any insurance with respect to any of the Purchased Assets or the Business. No Business Insurance Policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events arising prior to the Closing. No Company has received any written notice from or on behalf of any insurance carrier issuing any Business Insurance Policy that insurance rates therefor shall hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Business Insurance Policy.

(c)                                  Claims. To the Companies’ knowledge, each Company has duly and timely made all claims that it has been entitled to make under each Business Insurance Policy. There is no claim by any Company pending under any Business Insurance Policy relating to the Business as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to the Companies’ knowledge, there is no basis for denial of any pending claim under any Business Insurance Policy. Schedule 4.14(c) indicates each Business Insurance Policy as to which (i) the coverage limit has been reached or (ii) the total incurred losses to date equal to 75% or more of the coverage limit. Schedule 4.14(c) also sets forth a correct and complete list of all claims in excess of $25,000 (or its foreign currency equivalent as of the date hereof) that are pending under each Business Insurance Policy and that relate to the Business.

4.15.                     Contracts and Commitments.

Except as set forth in Schedule 4.15:

(a)                                 Real Property Leases. No Company (whether as lessor or lessee) has Contracts for the lease or occupancy of Real Property used solely in the Business.

(b)                                 Personal Property Leases. No Company (whether as lessor or lessee) has Contracts for the lease or use of personal property used, held for use or acquired or developed for use solely in the Business involving any remaining consideration, termination charge or other expenditure in excess of $100,000 (or its foreign currency equivalent as of the date hereof) or involving any remaining performance over a period of more than 12 months.

(c)                                  Purchase Commitments. Except as set forth in Schedule 4.15, No Company has Contracts in respect of the Business relating to the purchase of Inventory involving any remaining consideration, termination charge or other expenditure in excess of $25,000 (or its foreign currency equivalent as of the date hereof) to any one supplier or group of affiliated suppliers. No Company has Contracts in respect of the Business relating to the purchase of Inventory, except those made in the ordinary course of business at arm’s length. No Company has Contracts in respect of the Business relating to the purchase of Inventory that, together with amounts on hand, constitute more than 12 months’ normal usage. No Company has Contracts in respect of the Business relating to the purchase of equipment, fixed assets or similar goods involving any remaining consideration, termination charge or other expenditure in excess of $25,000 (or its foreign currency equivalent as of the date hereof).

(d)                                 Sales Commitments. Except as set forth in Schedule 4.15, no Company has sales Contracts in respect of the Business that aggregate in excess of $100,000 (or its foreign currency equivalent as of the date hereof) to any one customer or group of affiliated customers. No Company has sales Contracts in respect of the Business except those made in the ordinary course of the Business at arm’s length, and no such Contracts are for a sales price that would result in a loss to the Business (after giving effect to full amortization of overhead and selling, general and administrative expenses). Each Company’s backlog of existing orders and sales orders in respect of the Business is set forth in Schedule 4.15, all of which represent bona fide orders taken in the ordinary course of the Business.

(e)                                  Contracts for Services. No Company has Contracts in respect of the Business with any director, officer, employee, agent, consultant or other third party performing similar functions that is not cancelable by such Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever or under which any Company could incur remaining obligations in excess of $25,000 (or its foreign currency equivalent as of the date hereof).

(f)                                   Powers of Attorney. No Company has given a power of attorney or proxy that is currently in effect to any person or entity in connection with or affecting the Business, Purchased Assets or Assumed Liabilities.

(g)                                  Collective Bargaining Agreements. No Company has collective bargaining Contracts with any unions, guilds, shop committees or other collective bargaining groups representing or purporting to represent employees who perform services primarily for the benefit of the Business.

(h)                                 Loan Agreements. No Company has loan Contracts, promissory notes, letters of credit, bank guarantees, performance or other type of bonds or other evidences of indebtedness as a signatory, guarantor or otherwise, in respect of the Business.

(i)                                     Guarantees. No Company has guaranteed the payment or performance of any person or entity, agreed to indemnify any person or entity (except under Contracts entered into by such Company in the ordinary course of the Business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person or entity in connection with or affecting the Business, Purchased Assets or Assumed Liabilities.

(j)                                    Governmental Contracts. No Company has Contracts with any Governmental Entity in connection with or affecting the Business.

(k)                                 Agreements Relating to the Owned Business Trade Rights. No Company has consulting, development, joint development or similar Contracts relating to, or any Contracts requiring the assignment of any interest in any of the Owned Business Trade Rights.

(l)                                     Restrictive Agreements. No Company has Contracts in connection with or affecting the Business, Purchased Assets or Assumed Liabilities that is so burdensome as to materially affect or impair the operations of the Business. No Company has Contracts in connection with or affecting the Business, Purchased Assets or Assumed Liabilities (i) prohibiting or restricting any Company or any of its employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world, (ii) relating to the location of employees or a minimum number of employees to be employed by any Company, (iii) containing any “most favored nation,” “most favored customer” or similar provisions or (iv) granting any type of exclusive rights to any person or entity.

(m)                             Employment Agreements. No Company has Contracts for the employment of any employee or other person on a full-time or consulting basis that provides services to the Business.

(n)                                 Other Material Contracts. No Company has other Contracts of any nature in connection with or affecting the Business and (i) involving any remaining consideration or other expenditure in excess of $25,000 (or its foreign currency equivalent as of the date hereof), (ii) involving any remaining performance over a period of more than 12 months or (iii) that is otherwise individually material to the operations of the Business.

4.16.                     No Default.

No Company is in default in any material respect under any Contract relating to or affecting the Business, nor, to the Companies’ knowledge, has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of such Company’s obligations thereunder or result in the creation of any Lien on any Purchased Asset. To the Companies’ knowledge, no third party is in default in any material respect under any such Contract to which any Company is a party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof. Each Assumed Contract is in full force and effect and is a valid and binding agreement enforceable against a Company and, to the Companies’ knowledge, the other party or parties thereto in accordance with its terms.

4.17.                     Labor and Employment Matters.

Since July 1, 2014, no Company has experienced any labor disputes, any union organization attempts or any work stoppages due to labor disagreements in connection with or affecting the Business. Except for past violations for which no Company is subject to any current Liability and cannot become subject to any future Liability, in its conduct of the Business, each Company is and has been in compliance in all material respects with all applicable Laws or Orders relating to employment and employment practices, terms and conditions of employment and wages and hours, and each Company is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint that involves or relates to the Business pending or threatened or anticipated against any Company. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to the Companies’ knowledge, threatened or anticipated against or affecting any Company that involves or relates to the Business. To the Companies’ knowledge, there is no secondary boycott pending, threatened or anticipated with respect to any products or services of the Business. No question concerning representation relating to the employees of any Company who perform services primarily for the benefit of the Business is pending or, to the Companies’ knowledge, is threatened or anticipated. No labor grievance that might have a Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements affecting the Business, is pending. There are no pending or, to the Companies’ knowledge, threatened or anticipated administrative charges, government investigations or audits or court complaints against any Company involving or relating to the Business concerning alleged employment discrimination or retaliation, alleged violations of immigration, wage and hour, leave or absence, disability accommodation or occupational health and safety Laws or requirements, payment of Social Security or other payroll Taxes or any other labor or employment-related matters, except as would not result in material Liability. Since the date of the Recent Balance Sheet, no Company has had any material adverse change in its contribution rate or its experience rating for unemployment compensation purposes in any jurisdiction in which the Business is conducted.

4.18.                     Employee Benefit Plans.

(a)                                 Disclosure. Schedule 4.18(a) sets forth a correct and complete list of all plans, programs, agreements, Contracts, policies and practices providing compensation or benefits (other than offer letters for “at-will” employment that do not contain severance) to any current or former director, employee or independent contractor who performs or performed services primarily for the benefit of the Business, or beneficiary or dependent thereof, that are sponsored or maintained by any Company, to which any Company has contributed, contributes or is obligated to contribute, or under which any Company had, has or may have any Liability, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, “parachute,” severance, vacation, sick leave, fringe or welfare benefits, employment or consulting Contracts, collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of ERISA), and written or binding oral statements of policies, practices or understandings relating to employment (collectively, the “Employee Plans/Agreements”).

(b)                                 Delivery of Documents. The Companies have delivered to Buyer correct and complete copies of the following information with respect to each material Employee Plan/Agreement:

(i)                                                                                     the Employee Plan/Agreement, including all amendments, or if there is not a written plan document, a written summary of the terms and conditions of the Employee Plan/Agreement;

(ii)                                                                                  the annual report, if required under ERISA, with respect to the Employee Plan/Agreement for the most recently completed plan year;

(iii)                                                                               the summary plan description, together with each summary of material modifications, if required under ERISA, with respect to the Employee Plan/Agreement;

(iv)                                                                              all current material employee communications relating to the Employee Plan/Agreement;

(v)                                                                                 if the Employee Plan/Agreement is funded through insurance or a trust, insurance or any third party funding vehicle, the trust contract, insurance policy or other funding agreement and the latest financial statements thereof; and

(vi)                                                                              the most recent determination letter or opinion letter, as applicable, received, from the IRS with respect to the Employee Plan/Agreement that is intended to be qualified under Section 401 of the Code and, if pending, the most recent application, including all schedules and exhibits thereto, for a favorable determination letter.

With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to the immediately preceding clause (ii), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

(b)                                 Defined Benefit Plans. Neither the Companies nor any ERISA Affiliate currently sponsors, maintains or contributes to or has an obligation to contribute to, or during the current year or the last six calendar years has maintained, contributed to or been required to contribute to or had any Liability arising under, a defined benefit pension plan subject to Title IV of ERISA, a “multiemployer plan” (as defined under Sections 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” (as defined under Section 4063 of ERISA or Section 413 of the Code).

(c)                                  Prohibited Transactions.  There have been no “prohibited transactions” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which any Company or any Employee Plan/Agreement could be subject to any Liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any Contract, Law or Order pursuant to which any Company has agreed or is required to indemnify any person or entity against any Liability incurred under any such Contract, Law or Order.

(d)                                 Full Funding.  The funds available under each Employee Plan/Agreement that is intended to be a funded plan exceed the amounts required to be paid, or that would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by the applicable Company’s actuaries in connection with the funding of such Employee Plan/Agreement).

(e)                                  Leased Employees.  There are not and never have been any “leased employees” (within the meaning of Section 414(n) of the Code) who perform services primarily for the benefit of the Business, and no individuals are expected to become such leased employees with the passage of time.

(f)                                   Payments and Compliance.  With respect to each Employee Plan/Agreement, (i) all payments due from the Employee Plan/Agreement (or from any Company with respect to each such Employee Plan/Agreement) have been made, and all amounts properly accrued to date as Liabilities that have not been paid have been properly recorded on the books of the applicable Company; (ii) each Company has materially complied with, and the Employee Plan/Agreement have been operated, maintained and administered in all material respects in compliance with, its terms and, all applicable Laws and Orders; (iii) all reports and information relating to the Employee Plan/Agreement required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed or disclosed; (iv) each Employee Plan/Agreement that is intended to qualify under Section 401 of the Code (or an opinion or advisory letter, as applicable) has received a favorable determination letter from the IRS that addresses all currently applicable qualification requirements with respect to such plan, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that would reasonably be expected to  have adversely affected or is reasonably likely to adversely affect such qualification or exemption; (v) there is no Litigation pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to the Companies’ knowledge, threatened with respect to the Employee Plan/Agreement or against the assets of the Employee Plan/Agreement; and (vi) the Employee Plan/Agreement is not a plan that is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

(g)                                  Post-Retirement Benefits.  Except as expressly required under COBRA or similar state Law or as part of a disclosed severance arrangement, no Employee Plan/Agreement provides benefits, including death or medical benefits (whether or not insured), with respect to current or former directors, employees or independent contractors of any Company beyond their retirement or other termination of service, and no Company has an obligation to provide or contribute toward the cost of such coverage or benefits.

(h)                                 No Triggering of Obligations.  The consummation of the transactions contemplated hereby shall not (i) trigger any severance obligation or change of control payment, accelerate the time of payment or vesting or increase the amount of compensation due to any current or former director, employee or independent contractor of any Company or (ii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(i)                                     Future Commitments.  No Company has announced plans or has a legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plans/Agreements.

4.19.                     Employees; Compensation.

Schedule 4.19 contains a correct and complete list of (a) all employees of the Companies who perform services primarily for the benefit of the Business, (b) each such employee’s title and location of employment, (c) each such employee’s employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability,  authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason) and (d) each such employee’s hourly rate of compensation, where applicable, and annual rate of compensation, including bonuses and incentives, for salaried employees.  Schedule 4.19 also contains a correct and complete list by location in the United States of the number of former full-time, permanent  employees of the Companies who performed services primarily for the benefit of the Business and whose employment was terminated within the 12-month period immediately preceding the date hereof.

4.20.                     Trade Rights.

Schedule 4.20 contains a correct and complete list of all registrations and applications for Owned Business Trade Rights (to the extent susceptible to listing).  Schedule 4.20 also specifies which of the Owned Business Trade Rights are registered and the jurisdictions in which such Owned Business Trade Rights are registered.  To the Companies’ knowledge, all material Business Trade Rights are in good standing and have been properly registered in all jurisdictions where required, as determined by a Company in its business judgment, which jurisdictions are set forth in Schedule 4.20.  The Companies have maintained their material Owned Business Trade Rights in the ordinary course consistent with reasonable business practices. The Business Trade Rights are, to the Companies’ knowledge sufficient to conduct the Business, as it is currently being conducted.  To the Companies’ knowledge, no Company is infringing or has infringed any Trade Rights of another in the operations of the Business, nor has Company received any written notice alleging any such infringement since January 1, 2016.  To the Companies’ knowledge, no person or entity is infringing any of the Business Trade Rights or has done so since January 1, 2016.  Except as set forth in Schedule 4.20, no Company has granted any material license or has a contractual obligation to make any assignment of any of the Owned Business Trade Rights, and no person or entity other than the Companies has any right to use any of the Owned Business Trade Rights other than in the ordinary course of business.  Except as set forth in Schedule 4.20, in its conduct of the Business, no Company pays any material royalties for the right to use any Trade Rights of others, excluding license fees for standard commercially available software.  All Owned Business Trade Rights that are used by any Company in the operations of the Business are subsisting and, to the Companies’ knowledge, valid and enforceable and in good standing.  To the Companies’ knowledge, the Companies have not misappropriated for use in the Business any proprietary or confidential information or trade secrets from another.  To the Companies’ knowledge, (i) no Company has proprietary or confidential information relating to or affecting the Business that is owned or claimed by third parties and that is not rightfully in the possession of such Company, and (ii) each Company has complied in all material respects with all Contracts governing the disclosure and use of proprietary or confidential information relating to or affecting the Business, except as would not have a material adverse effect on such Company.  Each Company has taken steps reasonable under the circumstances to protect the confidentiality of all material Owned Business Trade Rights to the extent necessary to maintain the trade secret rights therein, and that are not otherwise disclosed by the Company’s published patents, patent applications or copyrights and except with respect to information that the Company determines to no longer maintain as confidential or as a trade secret prior to the disclosure of such information on a non-confidential basis.  The consummation of the transactions contemplated hereby shall not, by reason of contracts to which a Company is a party, cause the loss of or encumbrance any of the Owned Business Trade Rights. To the knowledge of the Companies, all employees and independent contractors engaged by any Company who have developed or participated in the creation of any of the Owned Business Trade Rights listed in Schedule 4.20 have duly assigned their rights, including all intellectual property rights, in such Trade Rights to such Company other than non-assignable moral rights and excluding background licenses granted to Company for use of any pre-existing or separately owned Intellectual Property and back-up licenses in cases where assignments cannot be made for any reason and subject to statutory reversionary rights in the case of contractors.

4.21.                     Customers; Suppliers; Dealers and Distributors.

(a)                                 Major Customers.  Schedule 4.21(a) contains a correct and complete list of all of the customers, including distributors, of the Business that collectively generated 80% of the net sales of the Companies with respect to the Business for each of the two most recent fiscal years of the Companies (determined on the basis of the total recapitalization, joint venture or otherwise amount of net sales) showing the total recapitalization, joint venture or otherwise amount of net sales to each such customer during each such year.  No Company has any knowledge of any facts indicating, nor any other reason to believe, that any of the customers described in Schedule 4.21(a) shall not continue to be customers of the Business after the Closing at substantially the same level of purchases as heretofore.

(b)                                 Major Suppliers.  Schedule 4.21(b) contains a correct and complete list of (i) the suppliers to the Business from which, collectively, 80% of the value of goods and services were purchased by the Companies with respect to the Business for each of the two most recent fiscal years of the Companies (determined on the basis of the total recapitalization, joint venture or otherwise amount of purchases) showing the total joint venture, recapitalization or otherwise amount of purchases from each such supplier during each such year.  No Company has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers described in Schedule 4.21(b) shall not continue to be suppliers to the Business after the Closing and shall not continue to supply the Business with substantially the same quantity and quality of goods and services at competitive prices.

(c)                                  Agents, Brokers and Sales Representatives.  Schedule 4.21(c) contains  a correct and complete list by market of all agents, brokers, sales representatives and non-employee consultants and contractors of the Companies, and other third parties performing similar functions, who perform sales or procurement services primarily for the benefit of the Business.  No Company has Contracts with any such agent, broker, sales representative, consultant, contractor or other third party that is not cancelable by such Company on notice of not longer than 30 days without liability, penalty or premium of any nature of kind whatsoever.  Each Company has paid all commissions and other amounts due to each such agent, broker, sales representative, consultant, contractor and other third party.  Except as provided in Schedule 4.21(c), no Company has terminated its engagement or other relationship with any such agent, broker, sales representative, consultant, contractor and other third party since September 1, 2012.

4.22.                     Products.

(a)                                 Laws; Warranties; Product Recalls; Etc.  Each product designed, manufactured, sold, delivered, distributed, used, installed or serviced by any Company with respect to the Business or services rendered or performed by any Company in connection therewith (a “Business Product”), has been in conformity in all material respects with all applicable Laws, Contracts with third parties and all express and implied warranties. No Company has any material Liability for replacement, repair, alleged defect in, non-performance or deficiency of any Business Product that is not reserved against in the Recent Balance Sheet. Each Company and, to the Companies’ knowledge, the suppliers and subcontractors of each Company are, compliant with any applicable Laws and are not in breach of quality control, food safety, product integrity, facility certification or any similar obligations imposed in Contracts with customers for the supply of Business Products.  No Business Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.  Since September 1, 2012 no customer of any Company has asserted any material claims of breach of warranty with regard to a Business Product. Except as described in Schedule 4.22, no Company has conducted any product recalls or withdrawals since September 1, 2012 for any reason whatsoever, whether voluntary, preventive or otherwise, and no Business Product has been found to be adulterated misbranded or labelled in a manner contrary to applicable Laws or that is, or could reasonably be construed to be false or misleading. To the Companies’ knowledge, there is no reason to believe that a basis for a recall or withdrawal of any Business Products may be required under applicable Laws or any policy applicable to any Company and, to the Companies’ knowledge, no recall has been threatened by any Governmental Entity or Non-Governmental Entity or is being considered by any Company.

(b)                                 Food Laws.  All Business Products and the ingredients thereof grown, produced, manufactured, tested, packaged, labelled, stored, shipped, advertised, marketed, distributed, sold, imported and exported by any Company and, to the Companies’ knowledge, the respective suppliers and subcontractors of the Companies, are in compliance with all applicable Laws, including the provisions of the Federal Food, Drug, and Cosmetic Act, the Food Safety Modernization Act, the Food Allergen Labeling and Consumer Protection Act of 2004, the National Labeling and Education Act of 1990, the Organic Food Production Act, the Perishable Agricultural Commodities Act, the Food Quality Protection Act, and all comparable state or local applicable Laws and each of their applicable Governmental Entities implementing regulations by the U.S. Food and Drug Administration and United States Department of Agriculture and all other applicable Laws imposed or administered by any Governmental Entity and all material standards, guidelines and requirements imposed, recommended or administered by any Non-Governmental Entity, including all relevant industry standards specifications and binding contractual obligations.

(c)                                  Claims.  No Company and, to the Companies’ knowledge, no supplier or subcontractor of any Company has received any written notice, request for clarification, letter, demand, claim, Litigation, Non-Governmental Action or objection relating to the Business Products or the Business from any Governmental Entity, Non-Governmental Entity or person or, to the Companies’ knowledge, has any such action been asserted or threatened by any Governmental Entity, Non-Governmental Entity or person, against any Company, or, to the Companies’ knowledge, has any such action been asserted or threatened by any Governmental Entity, Non-Governmental Entity or person, against any such supplier or subcontractor. Without limiting the generality of the foregoing, no written notice, demand, claim, Litigation or Non-Governmental Action has been delivered or, to the Companies’ knowledge, asserted or threatened by any Governmental Entity, Non-Governmental Entity or person, against any Company or, to the Companies’ knowledge, asserted or threatened by any Governmental Entity, Non-Governmental Entity or person, against a customer or supplier of any Company relating to advertising, marketing, sales, distribution or other trade practices in connection with the Business Products.

(d)                                 Permits.  No Company and, to the Companies’ knowledge, no supplier or subcontractor of any Company has received any written notice from any Governmental Entity or Non-Governmental Entity relating to the withdrawal of any license, permit, approval, certification, consent or listing required by any Company, any such supplier or any such subcontractor pursuant to the applicable Laws in any jurisdiction in which the Business Products are advertised, marketed, distributed, sold, imported or exported or requiring any modification of any of the Business Products in order to preserve any license, permit, approval, certification, consent or listing or the right to produce or sell the Business Products in a jurisdiction pursuant to such applicable Laws.

(e)                                  Certifications and Audits.  Schedule 4.22(e) lists all certifications and audit reports performed by any Governmental Entity and Non-Governmental Entity with respect to the owned, leased, licensed or other property and assets of the Companies (the “Certifications and Audits”). There has not been any change in such property or assets which would have an impact on the Certifications and Audits.  To the Companies’ knowledge, there is no reason to believe that the Certifications and Audits would change as of the Closing Date and, to the Companies’ knowledge, no such change has been threatened by any Governmental Entity or Non-Governmental Entity.

4.23.                     Certain Relationships to the Companies.

No Affiliate of any Company has any direct or indirect interest in or other business relationship or arrangement with (i) any person or entity that does business with any Company in connection with the operations of, or is competitive with, the Business or (ii) any property, asset or right that is used by any Company in the operations of the Business.  All obligations of any Affiliate of any Company to any Company, and all obligations of any Company to any Affiliate of any Company, are described in Schedule 4.23.

4.24.                     Assets and Services Necessary to Business.

Except for Inventory items sold by a Company in the ordinary course of the Business consistent with past practice, and the property, assets and rights set forth in Schedule 4.24, the Purchased Assets comprise all property, assets and rights, tangible and intangible (including Trade Rights), that the Companies used, held for use or acquired for use in the Business during the six-month period immediately preceding the date hereof, and the Purchased Assets shall comprise all property, assets and rights, tangible and intangible (including Trade Rights), that the Companies used, held for use or acquired for use in the Business from the date hereof until and through the Closing Date.

4.25.                     No Brokers or Finders.

Except as set forth in Schedule 4.25, no Company nor any of its shareholders, directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s, or similar fees.

4.26.                     Disclosure.

Each copy of an original document included in the Disclosure Schedule is a correct and complete copy of such document and includes all exhibits, schedules, amendments, supplements or other modifications to such document.

5.                                      REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Companies to execute and deliver this Agreement, Buyer makes the following representations and warranties to the Companies, each of which is true and correct on the date hereof and shall survive the consummation of the transactions contemplated hereby.

5.1.                            Corporate.

(a)                                 Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

(b)                                 Corporate Power.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

5.2.                            Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer.  No other or further corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto shall constitute, valid and binding agreements of Buyer, as the case may be, enforceable in accordance with their respective terms.

5.3.                            No Brokers or Finders.

Neither Buyer nor any of its shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

5.4                               Financial Capability.

Buyer has, as of the date of this Agreement, sufficient funds to enable Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents and to satisfy its obligations hereunder and thereunder, including payment of the Purchase Price and fees and expenses relating to the transactions contemplated by this Agreement and the Transaction Documents.  Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

6.                                      COVENANTS PRIOR TO THE CLOSING.

6.1.                            Pre-Closing Access to Information.

From the date hereof until the Closing, except as prohibited by applicable Law, each Company shall, and shall cause all of such Company’s officers, employees, agents, independent accountants and advisors to, furnish to Buyer and its representatives, at reasonable times and places and upon receipt of reasonable advance notice, (a) such access to the Facilities as Buyer may from time to time reasonably request; (b) such access to the assets, books and records of the Companies relating to the Business as Buyer may from time to time reasonably request; and (c) such access to financial and operating data and other information relating to the Business as Buyer may from time to time reasonably request, including access to the work papers of the Companies’ independent auditors (with the consent of such auditors, which the Companies obtained prior to the date hereof).  Buyer shall be entitled to inspect, examine, audit and photocopy all of such documents.  In addition, during such period, with the prior written consent of the Appointed Agent (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer and its representatives shall have access to (i) the Real Property for the purpose of conducting non-invasive environmental investigations and inspections, and (ii) the suppliers, customers, officers, employees and agents of the Companies involved in the Business and others having business dealings with the Business for the purpose of performing Buyer’s due diligence investigation.  Buyer may not conduct any invasive testing, sampling or other investigations of any part of the Real Property without the prior written consent of the Appointed Agent, which consent may be given or withheld in the sole and absolute discretion of the Appointed Agent.

6.2.                            Conduct of Business Pending the Closing.

From the date hereof until the Closing, except as required or contemplated by the express terms of this Agreement and except as otherwise consented to by Buyer in writing:

(a)                                 No Changes.  Each Company shall carry on the Business only in the ordinary course of business consistent with past practice.  Subject to applicable Law, each Company shall use commercially reasonable efforts to keep Buyer informed as to the operations and activities of the Business and consult with representatives of Buyer on material matters relating to or affecting the Business, Purchased Assets and Assumed Liabilities.

(b)                                 Maintain Organization.  Each Company shall take such action as is necessary to maintain, preserve, renew and keep in favor and effect the existence, rights, qualifications, licenses, permits, consents, authorizations, regulations and franchises relating to the Business.  Each Company shall use its commercially reasonable efforts to preserve the Business intact, to keep available to Buyer the current employees of the Business and to preserve for Buyer its current relationships with suppliers, customers, officers, employees and agents of each Company involved in the Business and others having business dealings with the Business.

(c)                                  No Breach.  No Company shall do or omit any act that (i) may cause a breach of any Contract, or result in any Liability, of any Company that is material to the Business, (ii) may breach of any representation or warranty or covenant made by any Company in this Agreement or (iii) would have required disclosure in Schedule 4.9, even if it had occurred after the date of the Recent Balance Sheet and prior to the date hereof.

(d)                                 No Material Contracts.  Subject to applicable Law, no Company shall enter into Contracts of any type in connection with or affecting the Business, except for Contracts that satisfy each of the following criteria: (i) Contracts that are in the ordinary course of the Business consistent with past practice and (ii) Contracts that would not have required disclosure in any Schedule, even if they had been in existence on the date hereof.  Subject to applicable Law, no Company shall amend in any material respect or terminate Contracts of any type in connection with or affecting the Business, or waive any material rights thereunder, other than in the ordinary course of the Business consistent with past practice.

(e)                                  No Capital Expenditures.  No Company shall make capital expenditures, nor commit to make capital expenditures, in connection with the operations of the Business in excess of $50,000 (or its foreign currency equivalent as of the date hereof), except pursuant to a Contract disclosed in Schedule 4.15).

(f)                                   Maintenance of Insurance.  The Companies shall maintain all of the insurance, or materially similar renewal or replacement coverage, described in Schedule 4.14.

(g)                                  No Cancellation of Claims.  No Company shall cancel or compromise any debts or claims with respect of the Business, other than for fair value in the ordinary course of the Business.

(h)                                 Maintenance of Property.  Each Company shall use, operate, maintain and repair all property constituting Purchased Assets in the ordinary course of business consistent with past practice.  No Company shall sell, lease, grant or otherwise transfer or dispose of any properties or assets of any Company that constitute Purchased Assets, except for the sale of Inventory items in the ordinary course of the Business consistent with past practice.

(i)                                     [Reserved.]

(j)                                    No Negotiations.  Until this Agreement has been terminated in accordance with its terms, no Company shall directly or indirectly (through a representative or otherwise) solicit or furnish any information to, commence or conduct presently ongoing negotiations with or enter into any Contract with any person or entity other than Buyer relating to the sale or other disposition of the Business or Purchased Assets or any portion thereof (other than the sale of Inventory items in the ordinary course of business) (an “acquisition proposal”), and each Company shall immediately provide Buyer with written notice of any such acquisition proposal and the terms thereof.

(k)                                 Trade Rights.  Subject to applicable law, no Company shall negotiate or enter into any license of any Trade Right that is used in the operations of the Business, whether as licensor or as licensee, other than in the ordinary course of business. Each Company shall make all filings and payments, and complete all other action, that fall due after the date hereof and prior to the Closing to prosecute and maintain each Company’s rights in and to all Owned Business Trade Rights.

(l)                                     Tax Elections.  No Company shall make any elections, or any changes in the current elections, with respect to Taxes that shall affect the Purchased Assets, the Assumed Liabilities or the Business.

(m)                             Location of Inventory.  No Company shall process, use or store any Inventory at any location other than the Facilities or the locations set forth in Schedule 4.8.

(n)                                 Commitments.  No Company shall directly or indirectly enter into any Contract, or make any commitment, with respect to any act or omission that is prohibited by this Section 6.2.

6.3.                            Further Actions.

Each Company shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with Buyer with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using their commercially reasonable efforts to obtain, transfer or renew prior to the Closing all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with each Company that are necessary for the consummation of the transactions contemplated hereby.  Immediately following the execution of this Agreement, each Company shall provide to Buyer all documents reasonably necessary for Buyer to file the required applications requesting the approval of any Governmental Entities to the assignment of any licenses, permits, approvals, certifications, consents and listings of each Company and all exemptions therefor to Buyer for which any Company has not received approvals.  With regard to consents from, and notices to, third parties to the Contracts set forth in Schedule 4.15 and from third parties identified in Schedules 4.21(a), 4.21(b) and 4.21(c), each Company shall initiate contact to obtain such consents, or to provide such notices, only in conjunction and cooperation with Buyer.

6.4.                            Certain Filings.

Each Party shall use commercially reasonable efforts to make or obtain or cause to be made or obtained, in cooperation with the other Parties and to the extent applicable and as promptly as practicable prior to the Closing Date, all approvals, permits, registrations, filings (including merger control filings) and notices appropriate under applicable Regulatory Laws and other Laws, and all other appropriate approvals and permits from, and registrations and filings with, Governmental Entities, relating to the transactions contemplated hereby; provided, however, that Buyer, on the one hand, and the Companies, on the other hand, shall each pay 50% of the filing fees in connection therewith.  Prior to the Closing Date, each Party shall use commercially reasonable efforts to (a) respond at the earliest practicable date to any requests for additional information made by any Governmental Entity with respect to all filings made under Regulatory Laws, (b) take all actions necessary to cause the waiting periods for all filings made under Regulatory Laws to terminate or expire at the earliest possible date, (c) take or cause to be taken all actions necessary to obtain any appropriate approvals of any Governmental Entity and (d) resist in good faith, at each Party’s respective cost (including, at the sole discretion of Buyer, the institution or defense of Litigation), any assertion that the transactions contemplated hereby constitute a violation of Regulatory Laws or other Laws, all to the end of expediting consummation of the transactions contemplated hereby.  However, nothing in this Agreement shall require that Buyer divest, license, sell or hold separate any of its or its Affiliates’ (including, for this purpose, the Companies’) assets, businesses or properties or enter into a consent decree or assume any other obligations with respect to the ongoing operations of Buyer and/or its Affiliates (including, for this purpose, the Companies).  With regard to any Governmental Entity, no Company nor any of its Affiliates or agents, without Buyer’s advance written consent, shall discuss or commit to any divestiture, consent decree or consent agreement, discuss or commit to alter any Company’s businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Buyer’s freedom of action with respect to any Company, Buyer’s ability to retain any of the businesses, product lines or assets of any Company or Buyer’s ability to receive the full benefits of this Agreement.  The Parties shall promptly inform each other of any material communication from any Governmental Entity regarding any of the transactions contemplated hereby and shall permit each other to review in advance any proposed communication to any Governmental Entity, subject to applicable Law and provided that the Parties shall not be required to provide to each other with any documents or other materials related to a Party’s valuation of the transactions contemplated by this Agreement.  Prior to the Closing Date, Buyer shall use commercially reasonable efforts to consult with the Appointed Agent, and each Company shall use commercially reasonable efforts to consult with Buyer, prior to any meetings, by telephone or in person, with the staff of any Governmental Entity regarding the transactions contemplated hereby, and to the extent practicable, each Party may have a representative present at any such meeting.

6.5.                            [Reserved.]

6.6.                            [Reserved.]

6.7.                            Estoppel Certificates; Nondisturbance Agreements.

Not less than five (5) days prior to the Closing, the Companies shall provide to Buyer an estoppel certificate or status letter from the landlord under each Lease of Real Property that constitutes an Assumed Contract, in form and substance reasonably satisfactory to Buyer and the

Appointed Agent, certifying that (a) such Lease is valid and in full force and effect, (b) the amounts payable by the applicable Company under such Lease and the date through which the same have been paid, (c) whether there are, to the knowledge of such landlord, any defaults under such Lease and, if so, specifying the nature thereof, and (d) the transactions contemplated hereby shall not constitute a default under such Lease. The Companies shall also exercise commercially reasonable efforts to deliver to Buyer, prior to the Closing, a nondisturbance agreement from each lender of the landlord for each leased Real Property in a form reasonably acceptable to Buyer, which recognizes the tenant’s rights under such Lease in the event of a foreclosure of such leased Real Property; provided, however, that delivery of such non-disturbance agreements shall not be a condition precedent to Closing.  Notwithstanding the foregoing, if any landlord estoppel is not timely delivered, the applicable Company may issue an estoppel certifying as to such facts and such certificates shall be treated like a representation of such Company made pursuant to Article 4 of this Agreement, provided that with respect to the foregoing, such Company shall have no Liability, and Buyer shall make no claim against such Company if the obligations or Liabilities in question: (y) result from a condition, state of facts or other matter actually known to Buyer prior to Closing, or (z) do not arise from a condition, state of facts or matter relating to such Company’s period of ownership.  Notwithstanding anything to the contrary contained in this Agreement, upon delivery of any landlord estoppel certificate, the Companies shall be entirely released from any liability under such Companies’ representations (including, without limitation, any recertification of the representations) concerning the information contained in such landlord estoppel certificate to the extent the same is consistent with, or more favorable than, the information contained in the Companies’ representations.  The provisions of this Section 6.7 shall survive the Closing or termination of this Agreement. Further, notwithstanding anything to the contrary contained in this Agreement, the applicable Company shall be entirely released from Liability under any estoppel delivered by such Company upon delivery to Buyer of an estoppel certificate from the corresponding landlord to the extent such replacement estoppel certificate is in a form which complies with this Section 6.7.

6.8.                            Product Liability Matters.

At or prior to the Closing, the Companies, at their expense, shall cause Buyer to be named as an additional insured under each of the Companies’ occurrence-type policy or policies of insurance insuring against claims for personal injury and property damage arising out of or resulting from any Business Products manufactured or services performed by any Company prior to the Closing Date.  Each Company shall maintain such policy or policies of insurance in an amount of not less than $10,000,000.00 for a period of two (2) years after the Closing, with a deductible not exceeding $50,000.00  At the Closing, the Companies shall deliver to Buyer one or more certificates of insurance evidencing that the insurance to be obtained pursuant to this Section 6.8 is in effect and providing for notification to Buyer at least 30 days prior to the effective date of any termination or cancellation of such insurance.  Notwithstanding the above, if such coverage is not commercially reasonably available, or is available on materially more adverse terms (including without limitation coverage and premium), then the Companies may satisfy this provision by either: a) purchasing a policy as available, as long as the annualized premium does not exceed the annualized premium paid for such coverage prior to Closing; or b) for each year such coverage is not available on commercially reasonable terms, remit to Buyer 100% of the annualized premium paid for such coverage prior to the Closing.  In any event, Companies may satisfy all obligations hereunder by purchase a claims-made tail policy offering such coverage, with an expiration date of two (2) years following the Closing Date.

6.9.                            Sales Tax Matters.

Each Company shall cooperate fully with Buyer to the extent necessary for Buyer to obtain information regarding unpaid sales Taxes, if any, of the Business.

6.10.                     Notification.

Prior to the Closing, the Appointed Agent shall promptly provide Buyer (after any Company has notice thereof) with written notice of, and keep Buyer advised as to, (a) any event, occurrence or development that has had a Material Adverse Effect, and (b) any pending or, to the Companies’ knowledge, threatened or anticipated Litigation that challenges the transactions contemplated hereby.

6.11.                     Disclosure.

The Companies shall promptly notify Buyer in writing with respect to any matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be set forth or described in the Disclosure Schedule on the date hereof or would cause the representations and warranties of the Companies made pursuant to this Agreement not to be correct and complete as of the date hereof, but no such disclosure shall cure any breach of any representation or warranty.  For purposes of determining the accuracy of the representations and warranties of the Companies made pursuant to this Agreement, the Disclosure Schedule shall be deemed to include only that information contained therein on the date hereof, and shall be deemed to exclude any information contained in any notification to Buyer pursuant to this Section 6.11 or otherwise.

7.                                      ADDITIONAL COVENANTS

7.1.                            Post-Closing Access to Information; Cooperation.

(a)                                 Access to Information.  After the Closing, each Party shall afford any other Party, its counsel, accountants and other representatives, during normal business hours and subject to the execution of a confidentiality agreement in form and substance satisfactory to the disclosing party (to the extent such an agreement does not already exist), reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the properties, Liabilities or operations of the Business with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose.  Without limitation, after the Closing, each Party shall make available to any other Party, as reasonably requested, and to any Taxing authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to Tax Liabilities or potential Tax Liabilities relating to the Business for all periods prior to or including the Closing Date and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof.  Subject to the previous sentence, each Party agrees, for a period of six years after the Closing Date, not to destroy or otherwise dispose of any of the books, records or other data described in this Section 7.1(a) without first offering in writing to surrender such books, records and other data to the other Parties, which other Parties shall have 10 days after such offer to agree in writing to take possession thereof.

(b)                                 Cooperation.  Each Party shall cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns relating to the Business and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to the Business, Purchased Assets or Assumed Liabilities.  Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs, for a pro rata portion of the salary (including fringe benefits with such pro rata portion determined based upon the time spent in connection with cooperation) and for travel and subsistence expenses directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party (unless the contesting or defending party is entitled to indemnification therefor under Article 10).  Each Company further agrees, as and to the extent reasonably requested by Buyer, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(c)                                  Consultation with Advisors.  Each Company consents to Buyer’s consultation with legal, accounting and other professional advisors to such Company and relating to the advice rendered to such Company prior to the Closing regarding the Business, Purchased Assets or Assumed Liabilities, excluding, however, the negotiation and drafting of this Agreement and the transactions contemplated hereby.

(d)                                 Adversarial Proceedings Involving Parties.  Notwithstanding the provisions of this Section 7.1, the existence of a dispute or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Section 7.1.  As to such records or other information directly pertinent to such dispute or other adversarial proceeding, the Parties may not utilize this Section 7.1 but rather, absent agreement, must utilize the rules of discovery (to the extent applicable).

7.2.                            Employee Matters.

(a)                                 Employment.  All employees of the Companies identified in Schedule 4.19 who are in active employment status as of the Effective Time (collectively, the “Active Transferred Employees”) shall be terminated by the applicable Company effective as of the Closing Date and simultaneously therewith Buyer shall offer employment in its discretion to  such Active Transferred Employees under Buyer’s terms of employment, provided, however, Buyer shall work with the Companies in good faith to ensure that WARN Act liabilities are not triggered by the foregoing.

(b)                                 Non-Solicitation by Buyer.  Except as otherwise contemplated by Section 7.2(a), Buyer covenants and agrees that, during the next twelve (12) months, Buyer will not, and will cause each Buyer Affiliate not to, whether alone or jointly with any Person, on its behalf or on behalf of any other Person, directly or indirectly, in any capacity or manner whatsoever, induce or attempt to persuade any employee of Inventure to terminate such employment in order to enter into any such relationship with Buyer or any Buyer Affiliate, provided, however, Buyer may engage in discussions with the Company’s Vice President of Purchasing.

(c)                                  WARN Act.  No later than the date immediately preceding the Closing Date, each Company shall complete any actions necessary to comply with the WARN Act, any equivalent state, provincial, municipal, county, local, foreign or other Law and any other applicable “plant-closing” or similar Law in respect of the transactions contemplated by this Agreement and the consequences thereof.

(d)                                 Retained Responsibilities.  Each Company shall satisfy, or cause its insurance carriers to satisfy, all valid and payable claims for benefits, whether insured or otherwise (including workers’ compensation, life insurance, medical and disability programs), under any Employee Plan/Agreement brought by, or in respect of, those employees of the Companies identified in Schedule 4.19 and all other current and former employees of the Companies, which claims arise out of occurrences on or prior to the Closing, in accordance with the terms and conditions of such programs or applicable Laws or Orders without interruption as a result of the employment by Buyer of any such employees as of the Closing Date.

(e)                                  Payroll Tax. The Parties agree that, with respect to Active Transferred Employees who accept employment with Buyer as of the Closing Date, they respectively meet the definition of “predecessor” and “successor” as defined in Revenue Procedure 96-60.  For purposes of reporting employee remuneration to the IRS on Forms W-2 and W-3 for the calendar year in which the Closing Date occurs, the Companies and Buyer shall utilize the “Alternative Procedure” described in Section 5 of Revenue Procedure 96-60.  The Parties agree that, for purposes of reporting employee remuneration for Federal Insurance Contributions Act purposes for the calendar year within which the Closing Date occurs, the Companies meet the definition of “predecessor” and Buyer meets the definition of “successor” as defined in the IRS Regulation Section 31.3121(a)(1)1(b).  The Companies shall supply Buyer, with respect to all the Company Employees, all cumulative payroll information as of the Closing Date.  Notwithstanding the foregoing, Buyer shall not assume any Liability with respect to such cumulative payroll information, and all such Liabilities shall be the sole responsibility of the Companies.  The Companies shall pay all such Liabilities as and when due.  Each Party shall cooperate in good faith to adopt similar procedures under applicable state, provincial, municipal, county, local, foreign or other Laws.

(f)                                   Delivery of Documents.  Not less than five days prior to the Closing Date, the Companies shall deliver to Buyer, with respect to each Employee Plan/Agreement that constitutes an Assumed Liability, information adequate to determine the Liability thereunder, whether or not contingent, to any Active Transferred Employee or other employee or former employee who is or was employed by any Company to perform services primarily for the benefit of the Business and to any beneficiary or dependent of any such Active Transferred Employee, employee or former employee.  Delivery of such data, records and other documentation shall be made in electronic form, if existing, and shall be made by the applicable Company or any other person or entity at the time providing or who has provided services with respect to the Employee Plan/Agreement.  The Companies shall have reasonable access after the Closing Date to such items.

7.3.                            Use of the Companies’ Names.

After the Closing, no Company nor any Affiliate of any Company shall, without the prior written consent of Buyer, make any use of any name, mark, trade name, trademark, service mark or domain name incorporating “Willamette”, “Willamette Valley”, “Willamette Valley Fruit”, “Rader” or “Rader Farms” or any letters, words or phrases confusingly similar to any of the foregoing, except to the extent necessary for the Companies to pay their Liabilities, to prepare its Tax Returns and similar reports and to otherwise wind up and conclude its business.  Concurrently with the Closing, each of Willamette and Rader shall change its corporate name to a new name bearing no resemblance to its current name so as to permit the use of its current name by Buyer.

7.4.                            Unemployment Compensation.

Each Company shall, upon the request of Buyer, cooperate with Buyer in any efforts by Buyer to obtain the transfer of such Company’s portion of the unemployment compensation funds applicable to Active Transferred Employees in each jurisdiction in which such Company contributes to such funds, to the extent Buyer elects to transfer and assume such amounts.  In connection therewith, each Company shall execute such documents as Buyer reasonably requests to effect such transfer.

7.5.                            Bulk Sales Compliance.

Unless compliance with this Section 7.5 is waived by Buyer, each Company shall cooperate with Buyer, at Buyer’s sole cost and expense, in complying with all provisions of the bulk sales or bulk transfer Laws of all states having jurisdiction, in such a way as to provide Buyer the greatest measure of protection against the creditors of any Company allowable under all such Laws.

7.6.                            Further Agreements.

Each Company authorizes and empowers Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the Business, Purchased Assets or Assumed Liabilities and to deal with the contents of such communications in any proper manner.  Each Company shall promptly deliver to Buyer any mail or other communication received by it on or after the Closing Date relating to the Business, Purchased Assets or Assumed Liabilities.  Buyer shall promptly deliver to the Appointed Agent any mail or other communication received by it on or after the Closing Date relating primarily to the Excluded Assets or Excluded Liabilities.  On or after the Closing Date, if any Company receives any checks or other funds on account of or in respect of the Business or Purchased Assets, then such Company shall not cash such checks or deposit such funds into such Company’s account, and such Company shall promptly forward such checks or funds to Buyer (properly endorsed for deposit by Buyer).  On and after the Closing Date, if Buyer receives any checks or other funds on account of or in respect of the Excluded Assets, then Buyer shall not cash such checks or deposit such funds into its account, and Buyer shall promptly forward such checks or funds to the Appointed Agent (properly endorsed for deposit by the applicable Company).  Each Party shall undertake commercially reasonable efforts to ensure that third parties direct mail and other communications to the proper Party or Parties after the Closing.

7.7.                            COBRA.

For the maximum period that a “qualifying beneficiary” (as defined in Section 4980B(g)(1) of the Code and Section 607(3) of ERISA) is eligible to elect COBRA continuation coverage, Buyer shall provide COBRA notices and, subject to timely election and appropriate payment, COBRA coverage to all “M&A qualified beneficiaries” as described in COBRA and the applicable Treasury Regulations thereunder.

7.8.                            Confidential Information.

After the Closing, no Company shall, and each Company shall cause its Affiliates not to, directly or indirectly, (a) use any Confidential Information for any purpose, (b) disclose any Confidential Information to any person or entity other than Buyer or its Affiliates (including the Companies), (c) keep or make copies of any documents, records or property containing any Confidential Information or (d) assist any other person or entity in engaging in any of the foregoing, except to the extent explicitly requested in writing by Buyer.  Notwithstanding the foregoing, any Company may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by applicable Law, provided that such Company (i) provides Buyer with prior written notice thereof, to the extent it may lawfully do so, (ii) limits such disclosure to what is strictly required and (iii) attempts to preserve the confidentiality of any Confidential Information so disclosed, at Buyer’s sole cost and expense.  Nothing in this Agreement reduces any obligation of any Company to comply with applicable Laws or Orders relating to trade secrets, confidential information and unfair competition.  If, at any time after the Closing, any Company discovers that it is in possession of any records containing any Confidential Information, then such Company shall promptly deliver such records to Buyer.  No Company shall assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.

7.9.                            Post-Closing Payments.

(a)                                 Notice to Customers.  At least five Business Days prior to the Closing, the Appointed Agent and Buyer shall jointly send written notices to the customers of the Business to the effect that, immediately following the Closing, all payments in connection with the Business shall be made to an account designated by Buyer.  The Companies grant to Buyer the authority, coupled with an interest, to receive, endorse, cash, deposit and provide a receipt for any checks, drafts, documents and instruments relating to accounts receivable of the Business included in the Purchased Assets that are in the name of any Company.

(b)                                 Transfer.  For a period of 60 days after the Effective Time, on each Business Day after the Effective Time, (i) the Appointed Agent shall send Buyer a written notice identifying all items received on that day in the Lockbox in reasonable detail, highlighting those that constitute receipts in respect of Purchased Assets, and (ii) the Appointed Agent shall forward receipts in respect of Purchased Assets to Buyer by wire transfer to an account designated by Buyer.  Thereafter, the Appointed Agent shall provide such notice and forward any such receipts no less frequently than on a weekly basis.

7.10.                     Further Assurances.

From time to time after the date hereof, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as may reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

8.                                      CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:

8.1.                            Representations and Warranties True on the Closing Date.

Each of the representations and warranties made by the Companies in this Agreement, and each of the statements contained in the Disclosure Schedule, that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date.  For purposes of determining whether the representations and warranties made by the Companies pursuant to this Agreement (including each of the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by or on behalf of any Company pursuant hereto) is true and correct at and as of the Closing Date, the Disclosure Schedule shall be deemed to include only that information contained therein on the date hereof, and shall be deemed to exclude any information disclosed to Buyer pursuant to Section 6.11 or otherwise.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, if the Closing shall take place without Buyer making written objection to an untrue representation of any Company of which Buyer shall have knowledge, Buyer shall be deemed to have waived all liability of the Companies by reason of such untrue representation.

8.2.                            Compliance With Agreement.

The Companies shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by the Companies prior to or on the Closing Date, including the delivery of the documents described in Section 11.2.

8.3.                            Absence of Litigation.

No Litigation shall have been commenced or threatened or anticipated, and no investigation by any Governmental Entity shall have been commenced against any Party or any of their respective Affiliates with respect to the transactions contemplated hereby.

8.4.                            Consents and Approvals.

All approvals, consents and waivers listed in Schedule 8.4 shall have been received, and executed counterparts thereof shall have been delivered to Buyer, not less than two Business Days prior to the Closing.

8.5.                            Regulatory Approvals.

All (a) applicable waiting periods under any Regulatory Law applicable to the transactions contemplated hereby shall have expired or terminated, and (b) all actions, permits and approvals by or in respect of, and all registrations and filings (including merger control filings) with, any Governmental Entity that are required to permit the consummation of the transactions contemplated hereby, including all actions, permits, approvals, registrations and filings (including merger control clearances) necessary under any Regulatory Law or other applicable Law or Order, shall have been taken, made or obtained and shall remain in full force and effect.

8.6.         [Reserved.]

8.7.                            No Material Adverse Change.

No event, change, effect, condition, fact or circumstance shall have occurred after the date hereof, including any event, change, effect, condition, fact or circumstance that reflects an adverse change in the matters disclosed in the Disclosure Schedule, that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

9.                                      CONDITIONS PRECEDENT TO COMPANIES’ OBLIGATIONS

Each and every obligation of the Companies to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by the Appointed Agent) prior to or at the Closing of each of the following conditions:

9.1.                            Representations and Warranties True on the Closing Date.

Each of the representations and warranties made by Buyer in this Agreement, and each of the statements contained in any instrument, list, certificate or writing delivered by or on behalf of Buyer pursuant hereto, that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date.

9.2.                            Compliance With Agreement.

Buyer shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the documents described in Section 11.3.

9.3.                            Absence of Litigation.

No Litigation shall have been commenced or threatened or anticipated, and no investigation by any Governmental Entity shall have been commenced, against Buyer, any Company or any of their respective Affiliates with respect to the transactions contemplated hereby; provided, however, that the obligations of the Companies shall not be affected unless there is a reasonable likelihood that, as a result of such Litigation, any Company shall be unable to retain substantially all of the Purchase Price.

9.4.                            Regulatory Approvals.

All (a) applicable waiting periods under any Regulatory Law applicable to the transactions contemplated hereby shall have expired or terminated, and (b) all actions, permits and approvals by or in respect of, and all registrations and filings (including merger control filings) with, any Governmental Entity that are required to permit the consummation of the transactions contemplated hereby, including all actions, permits, approvals, registrations and filings (including merger control clearances) necessary under any Regulatory Law or other applicable Law or Order, shall have been taken, made or obtained and shall remain in full force and effect, in each case, if and to the extent the failure to satisfy the foregoing is reasonably likely to result in an Order obligating the Companies to disgorge substantially all of the Purchase Price.

10.                               INDEMNIFICATION

10.1.                     By the Companies.

Upon the terms and subject to the conditions set forth in this Article 10, the Companies, jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, and their respective shareholders, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against all Claims asserted against,  imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from:  (a) subject to Section 8.1 above, any inaccuracy or breach of any representation or warranty of any Company contained in or made pursuant to this Agreement; (b) any breach of any covenant of any Company contained in or made pursuant to this Agreement; (c) any of the Excluded Assets or Excluded Liabilities; or (d) any Liability for Taxes of or against any Company for all Tax periods ending on or prior to the Closing Date and for that portion of all tax periods that include the Closing Date up to the day prior to the Closing Date, in each case, other than the Assumed Liabilities.

10.2.                     By Buyer.

Upon the terms and subject to the conditions set forth in this Article 10, Buyer shall indemnify and hold harmless the Companies and their respective Affiliates, and their respective shareholders directors, officers, employees, agents and other representatives (collectively, the “Company Indemnified Parties”), from and against all Claims asserted against, imposed upon or incurred by any the Company Indemnified Party, directly or indirectly, by reason of or resulting from (a) any inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, including in the certificate delivered pursuant to Section 11.3(e) (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Claims with respect thereto, any “materiality” or similar qualifier set forth in such representation or warranty); (b) any breach of any covenant of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); or (c) any of the Assumed Liabilities.

10.3.                     Indemnification of Third Party Claims.

The following provisions shall apply to any Claim subject to indemnification that is Litigation filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Entity (a “Third Party Claim”):

(a)                                 Notice.  The Party or Parties seeking to be indemnified (collectively, the “Indemnified Party”) shall give the Party or Parties from whom indemnification is sought (collectively, the “Indemnifying Party”) prompt written notice of the Third Party Claim after receiving written notice of or discovering facts giving rise to the Third Party Claim.  Failure to give notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this Article 10, except to the extent the Indemnifying Party is prejudiced thereby.

(b)                                 Defense.  The Indemnifying Party may undertake and control the defense, compromise and/or settlement of the Third Party Claim, by representatives chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such admission shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith, in each case subject to the limitations set forth in Section 10.5 hereof.  With the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party may undertake and control the defense, compromise and/or settlement of the Third Party Claim without admitting that it has an indemnification obligation hereunder.  If the Indemnifying Party undertakes the defense of the Third Party Claim, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim at its own expense.  So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith pursuant to this Section 10.3(a), the Indemnified Party shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party and shall provide the Indemnifying Party with reasonable cooperation in the defense of the Third Party Claim.

(c)                                  Failure to Defend.  If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith as described in Section 10.3(a), then the Indemnified Party shall (upon further written notice) have the right to undertake the defense, compromise or settlement of the Third Party Claim on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise or settlement.

(d)                                 Indemnified Party’s Rights.  Notwithstanding anything to the contrary in this Article 10, (i) if there is a reasonable probability that any Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party shall have the right to undertake the control, defense, compromise and/or settlement of such Third Party Claim or consent to the entry of judgment with respect to the Third Party Claim, and (ii) the Indemnifying Party shall not settle or compromise, or consent to the entry of judgment with respect to any Third Party Claim, without the prior written consent of the Indemnified Party.

10.4.                     Payment.

The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 10.  Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment.  If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal.  Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the person or entity that made the Third Party Claim.

10.5.                     Limitations on Indemnification.

  Except for fraud, as to which claims may be brought without limitation as to time or amount:

(a)                                 Time Limitation.  No claim or action shall be brought under this Article 10 for breach of a representation or warranty after the lapse of 12 months after the Closing Date.  Notwithstanding the foregoing or any other provision of this Agreement:

(i)                                                                                     Any claim or action brought for a breach of any representation or warranty made in or pursuant to Sections 4.1, 4.2, 4.3 and 4.25 may be brought at any time until the date that is barred by the applicable period of limitation under Laws relating thereto (as such period may be extended by waiver).

(ii)                                                                                  Any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 4.6 and 4.18 may be brought at any time until the date that is 60 days after the underlying obligation is barred by the applicable period of limitation under Laws relating thereto (as such period may be extended by waiver).

(iii)                                                                               Any claim or action made by an Indemnified Party by providing the Indemnifying Party with written notice of an alleged breach of a representation or warranty prior to the expiration of the survival period for such claim or action shall be preserved despite the subsequent expiration of such survival period, provided that such claim or action is diligently pursued.

(iv)                                                                              If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty and such claims have different periods of survival hereunder, then the expiration of the survival period of one claim or action shall not affect an Indemnified Party’s right to make a claim or action based on the breach of representation or warranty still surviving.

(b)                                 Threshold Limitation.  Except with respect to claims for breaches of representations or warranties contained in Sections 4.1, 4.2, 4.3, 4.6, 4.18 and 4.25 (as to which the aggregate the aggregate amount of all Claims actually paid by an Indemnifying Party shall not exceed the Purchase Price), an Indemnified Party shall not be entitled to indemnification under this Article 10 for breaches of representations and/or warranties unless the aggregate of the Indemnifying Party’s indemnification obligations under this Article 10 for breaches of representations and/or warranties (but for this Section 10.5(b)) exceeds one percent (1%) of the Cash Purchase Price; it being understood that the Indemnified Party shall be entitled to indemnification for all Claims in excess of such amount.

(c)                                  Aggregate Amount Limitation.  Except with respect to claims for breaches of representations or warranties contained in Sections 4.1, 4.2, 4.3, 4.18 and 4.25 (as to which the aggregate amount of all Claims actually paid by an Indemnifying Party shall not exceed the Purchase Price), the aggregate amount of all Claims actually paid by an Indemnifying Party under this Article 10 for breaches of representations and/or warranties and breaches of a covenant shall not exceed ten percent (10%) of the Cash Purchase Price.

(d)                                 General.  The limitations set forth in this Section 10.5 do not in any way limit the obligation of any Party to indemnify the other Party or Parties from and against any Claim arising from any breach of a covenant (other than the covenant to provide the indemnification set forth in this Article 10), even if such breach also constitutes a breach of a representation or warranty.  Without limitation, the obligations of the Companies to indemnify the Buyer Indemnified Parties from and against any Liability of the Company that is not an Assumed Liability shall be unaffected by the limitations set forth in this Section  10.5.

10.6.                     No Waiver.

The consummation of the transactions contemplated hereby shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party has knowledge of the basis of the Claim at or prior to the Closing, and regardless of whether such breach, violation or failure is deemed to be “material.”  Buyer has no knowledge of the basis of any Claim.  No representation, warranty or covenant contained in this Agreement or in any schedule or exhibit attached hereto or any document or instrument executed and delivered pursuant hereto shall merge into the deeds, bill of sale, assignments, documents, agreements and instruments to be delivered at the Closing.

10.7.                     Set-Off.

If any Company shall fail to pay any amounts that it is obligated to pay to Buyer (or any other Buyer Indemnified Party) under this Agreement, including any amounts that it is obligated to pay pursuant to the indemnification obligations set forth in this Article 10, then Buyer or any of its Affiliates may, in addition to any other rights and remedies that may be available, set off all or any portion of such amounts against any amounts due and owing from Buyer or any of its Affiliates to any Company.  Any amounts so set off shall be deemed to have been paid to such Company as of the date on which written demand for payment of the amount in question was given to the Appointed Agent.

11.                               CLOSING

11.1.                     Closing Date; Location.

Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned in accordance with Article 12, and provided that the conditions to the Closing set forth in Article 8 and Article 9 are satisfied or waived, the consummation of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, at 10:00 a.m. Eastern Time on the second Business Day after the satisfaction or waiver of all of the conditions set forth in Article 8 and Article 9, other than conditions that, by their nature, shall be satisfied at the Closing, or such other location, time and date as the Parties shall agree in writing.  If the Closing occurs, then the Closing shall be deemed to have become effective as of 12:01 a.m. Eastern Time on the date on which the Closing is actually held, and such time and date is referred to as the “Closing Date.”

11.2.                     Documents to be Delivered by the Companies.

At the Closing, the Companies shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)                                 Escrow Agreement.  An Escrow Agreement, in the form attached hereto as Exhibit A (the “Escrow Agreement”), duly executed by each Company.

(b)                                 Non-Competition Agreements. A non-competition, non-solicitation and confidentiality agreement, each in the form attached hereto as Exhibit C (the “Non-Competition Agreements”), duly executed by each Company.

(c)                                  Transition Services Agreement.  A transition services agreement, in the form attached hereto as Exhibit B (the “Transition Services Agreement”), duly executed by each Company.

(d)                                 General Releases.  General releases, in form and substance reasonably acceptable to Buyer, releasing Buyer and its Affiliates and their respective shareholders, directors, officers, employees, agents and other representatives from all Claims relating to acts or omissions occurring prior to the Closing and waiving any right to make any claim or seek any recourse against any Buyer Indemnified Party with respect to the representations, warranties and covenants made by the Companies in or pursuant to this Agreement, duly executed by each Company.

(e)                                  Instruments of Conveyance and Transfer.  Such general warranty deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as are necessary to vest in Buyer all right, title and interest of each Company in and to the Purchased Assets, in form and substance reasonably satisfactory to Buyer and the Appointed Agent.

(f)                                   Compliance Certificate.  A certificate signed by an officer of each Company reasonably acceptable to Buyer and by the Appointed Agent, in form and substance reasonably satisfactory to Buyer, certifying, representing and warranting that (i) the conditions set forth in Sections 8.1 and 8.2 have been satisfied (except to the extent waived in writing by Buyer), (ii) except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by each Company in this Agreement, and each of the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by or on behalf of any Company or pursuant hereto, that is qualified as to materiality was true and correct in all respects when made and is true and correct in all respects at and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality was true and correct in all respects when made and is true and correct in all material respects at and as of the Closing Date and (iii) each Company shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that were to be performed or complied with by any Company or prior to or on the Closing Date.

(g)                                  Incumbency Certificate.  Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant hereto, in form and substance reasonably satisfactory to Buyer.

(h)                                 Certified Charter.  A copy of the charter of each Company, certified as of a recent date by the appropriate Governmental Entity of the jurisdiction of incorporation or organization of the Company.

(i)                                     Certified Bylaws or Similar Organizational Documents.  A copy of the bylaws and similar organizational documents of each Company, certified by the secretary thereof.

(j)                                    Certified Resolutions.  A copy of the resolutions of the board of directors and shareholders of each Company (excluding the shareholder of Inventure), in form and substance reasonably satisfactory to Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by such Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the secretary thereof.

(k)                                 Good Standing Certificate.  A Certificate of Good Standing for each Company, issued as of a recent date by the appropriate Governmental Entity of the following jurisdictions: Delaware, Oregon and Washington.

(l)                                     Lien Releases.  Such pay-off letters, mortgage releases, UCC termination statements and similar releases and documents as Buyer reasonably determines are necessary to release or terminate any Liens (other than Permitted Real Property Liens) that the Companies’ agreed to release pursuant to the terms of this Agreement affecting the Business and Purchased Assets, in form and substance reasonably satisfactory to Buyer.

(m)                             Consents to Assignment.  Such consents to assignment, waivers and similar instruments as required by the terms of the applicable contracts to permit the consummation of the transactions contemplated hereby.

(n)                                 Section 1445 Affidavit.  An affidavit signed by an officer of each Company, in form and substance reasonably satisfactory to Buyer, to the effect that such Company is not a “foreign person,” “foreign corporation,” “foreign partnership,” “foreign trust” or “foreign estate” under Section 1445 of the Code and containing all such other information as is required to comply with the requirements of such Section, so that Buyer is exempt from withholding any amounts from the Purchase Price payable hereunder.

(o)                                 Change of Name.  Evidence of the change of the corporate name of each of Rader and Willamette, in form and substance reasonably satisfactory to Buyer and the Appointed Agent.

(p)                                 Title Insurance Affidavits.  Such customary title insurance affidavits and indemnities commonly delivered in transactions involving the sale of real property in which title insurance is purchased, in the States in which the Real Property is located, as may be reasonably required by the title company(ies) in connection with the issuance of the title policies.

(q)                                 Other Documents.  All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Buyer may reasonably request.

11.3.                     Documents to be Delivered by Buyer.

At the Closing, Buyer shall deliver to Escrow Agent, the cash payment required by Section 3.2(b); to the Companies, the cash payment required by Section 3.2(c); and to the Appointed Agent, the following documents, in each case duly executed or otherwise in proper form:

(a)                                 Escrow Agreement.  The Escrow Agreement, duly executed by Buyer.

(b)                                 Non-Competition Agreements.  The Non-Competition Agreements, duly executed by Buyer.

(c)                                  Transition Services Agreement.  The Transition Services Agreement, duly executed by Buyer.

(d)                                 Indemnification Letter.  A letter agreement in favor of Wells Fargo Bank (the “Wells Fargo Indemnification Letter”), providing for indemnification of the matters described therein substantially in the form attached hereto as Exhibit D, duly executed by Buyer.

(e)                                  Assumption of Liabilities.  Such undertakings and instruments of assumption as are necessary to evidence Buyer’s assumption of the Assumed Liabilities in accordance with the terms hereof, in form and substance reasonably satisfactory to the Appointed Agent.

(f)                                   Compliance Certificate.  A certificate signed by an officer of Buyer reasonably acceptable to the Appointed Agent, in form and substance reasonably satisfactory to the Appointed Agent, certifying, representing and warranting that (i) the conditions set forth in Sections 9.1 and 9.2 have been satisfied (except to the extent waived in writing by the Appointed Agent), (ii) except for any changes permitted by the terms of this Agreement or consented to in writing by the Appointed Agent, each of the representations and warranties made by Buyer in this Agreement, and each of the statements contained in any instrument, list, certificate or writing delivered by or on behalf of Buyer pursuant hereto, that is qualified as to materiality was true and correct in all respects when made and is true and correct in all respects at and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality was true and correct in all respects when made and is true and correct in all respects at and as of the Closing Date, and (iii) Buyer shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement that were to be performed or complied with by Buyer prior to or on the Closing Date.

(g)                                  Incumbency Certificate.  Incumbency certificates relating to each person executing any document executed and delivered to the Companies (or the Appointed Agent) pursuant hereto, in form and substance reasonably satisfactory to the Appointed Agent.

(h)                                 Certified Resolutions.  A copy of the resolutions of the board of directors of Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby.

(i)                                     Other Documents.  All other documents, instruments or writings required to be delivered to any Company at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as the Appointed Agent may reasonably request.

12.                               TERMINATION.

12.1.                     Termination Without Breach.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)                                 by mutual written agreement of Buyer and the Appointed Agent; or

(b)                                 by either Buyer or the Appointed Agent in the event the Closing shall not have occurred on or before September 18, 2017, provided that such date shall be extended for a period not to exceed sixty 60 days to the extent necessary to continue to seek the satisfaction of the applicable condition set forth in Sections 8.4 and 8.5 of this Agreement; or

(c)                                  by either Buyer or the Appointed Agent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final, nonappealable Order or any Law, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of the transactions contemplated hereby; or

(d)                                 by Buyer if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final, nonappealable Order or any Law, or granted any required consent or approval, that has the effect of conditioning the consummation of the transactions contemplated hereby upon the divesture, license, sale or holding separate of any of Buyer’s or its Affiliates’ assets, businesses or properties (or the Purchased Assets), the execution of a consent decree or assumption any other obligations with respect to the ongoing operations of Buyer and/or its Affiliates;

provided, however, that Buyer may not terminate this Agreement pursuant to Section 12.1(b), if Buyer, and the Appointed Agent may not terminate this Agreement pursuant to Section 12.1(b) if any Company, is in material breach of this Agreement.

12.2.                     Termination for Breach.

(a)                                 Termination by Buyer.  If (i) there has been a material violation or breach by any Company of any of the representations, warranties, covenants of this Agreement that has not been waived in writing by Buyer or (ii) an event has occurred (other than a breach of this Agreement by Buyer) such that a condition to the obligations of Buyer cannot be satisfied, then Buyer may, upon written notice to the Appointed Agent at any time prior to the Closing during the period that such violation, breach or failure is continuing, terminate this Agreement with the effect set forth in Section 12.2(c).

(b)                                 Termination by the Companies.  If (i) there has been a material violation or breach by Buyer of any of the representations, warranties or covenants of this Agreement that has not been waived in writing by the Appointed Agent or (ii) an event has occurred (other than a breach of this Agreement by any Company) such that a condition to the obligations of the Companies cannot be satisfied, then the Appointed Agent may, upon written notice to Buyer at any time prior to the Closing during the period that such violation, breach or failure is continuing, terminate this Agreement with the effect set forth in Section 12.2(c).

(c)                                  Effect of Termination.  Termination of this Agreement pursuant to this Section 12.2 shall not in any way affect the rights of any Party against any other Party that has violated, breached or failed to satisfy any of the representations, warranties or covenants of this Agreement prior to termination hereof.  If Buyer is the breaching party, then Buyer shall indemnify the Companies for all Claims out of such breach.  Subject to the foregoing, the Parties’ payment obligations under Section 6.4 and Section 13.12 shall survive the termination of this Agreement.

13.                               MISCELLANEOUS

13.1.                     Appointed Agent.

(a)                                 Appointment.  Each of Rader and Willamette hereby appoints and constitutes Inventure as the “Appointed Agent” hereunder, to exercise the powers on behalf of each Company set forth in this Agreement, and Inventure hereby accepts such appointment.  In the event of the resignation or inability to act of Inventure, and upon receipt by Buyer of evidence of the same, Buyer and the Companies shall appoint a successor to the Appointed Agent with all of the powers of its predecessor.

(b)                                 Power of Attorney.  Each Rader and Willamette, by execution of this Agreement, hereby appoints and constitutes the Appointed Agent as its true and lawful attorney in fact, with full power in its name and on its behalf:

(i)                                                                                     to act on behalf of each Company according to the terms of this Agreement, including the power to amend this Agreement; to give and receive notices on behalf of each Company; and to act on behalf of each Company in connection with any matter as to which the Companies, jointly and severally, are an “Indemnified Party” or “Indemnifying Party” under Article 10; all in the absolute discretion of the Appointed Agent; and

(ii)                                                                                  in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

This power of attorney, and all authority hereby conferred, is granted subject to the interests of Buyer hereunder and in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of any Company or by operation of Law, whether by the merger, dissolution or liquidation of any Company or by the occurrence of any other event.  All action taken by the Appointed Agent hereunder shall be final and binding upon all of the Companies.

13.2.                     Disclosure Schedule.

The Companies have prepared the schedules attached to this Agreement (individually, a “Schedule”, and collectively, the “Disclosure Schedule”) and delivered them to Buyer on the date hereof.  No representation or warranty shall be qualified or otherwise affected by any fact or item disclosed on any Schedule unless such representation or warranty is expressly qualified by reference to a Schedule.  The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement, and to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

13.3.                     Publicity.

No public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of Buyer and the Appointed Agent the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order or the rules or regulations of any U.S. securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.  Notwithstanding the foregoing, (a) the Parties shall cooperate to prepare a joint press release to be issued on the Closing Date and (b) the Companies shall, upon receipt of reasonable advance notice, provide Buyer access to, and facilitate meetings with, the Active Transferred Employees for the purpose of making announcements relating to, and preparing for the consummation of, the transactions contemplated hereby.  Each Party agrees to keep the terms of this Agreement confidential, except to the extent required by applicable Law or Order or for financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.

13.4.                     Assignment.

Except to the extent otherwise expressly set forth in this Agreement, including Section 2.6 and Section 7.7, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of Buyer and the Appointed Agent, and any attempted assignment without such consent shall be void and without legal effect.  Notwithstanding the immediately preceding sentence, (a) Buyer may assign all or any part of its right, title and interest in, to and under this Agreement to any transferee of that part of its business or any Purchased Assets to which such rights relate, and such transferee shall succeed to, and be substituted for, and may exercise every such right and power so assigned of Buyer under this Agreement with the same effect as if such transferee had been named as Buyer herein, provided that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may, at any time following the Closing, assign its rights hereunder as collateral security to persons extending financing to Buyer or any of its Affiliates (and such persons may at any time foreclose on such security interest), provided that no such assignment shall relieve Buyer of its obligations hereunder.

13.5.                     Parties in Interest.

This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  Nothing contained in this Agreement shall be deemed to confer upon any person any right relating in any way to employment or terms of employment with any Company, Buyer or any of their respective Affiliates.

13.6.                     Law Governing Agreement; Consent to Jurisdiction.

This Agreement shall be governed by the laws of the State of Washington, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.  Each Party stipulates that any Litigation between the Parties arising under or relating to this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of the federal court located in the United States District Court, Eastern District of Washington, Richland,  and each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason.  The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, shall be binding and enforceable in all jurisdictions and countries.

13.7.                     WAIVER OF JURY TRIAL.

EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (B) THE TRANSACTIONS CONTEMPLATED HEREBY OR (C) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH

PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.7.

13.8.                     Severability.

If any court of competent jurisdiction determines that the provisions of this Agreement, including the provisions set forth in Section 7.7, are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

13.9.                     Amendment.

This Agreement may be amended or supplemented only pursuant to a written instrument executed and delivered by Buyer and the Appointed Agent.

13.10.              Waiver.

No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in writing and executed by the Party so waiving.  Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants contained in this Agreement and in any documents delivered or to be delivered pursuant hereto.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.11.              Notice.

All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by facsimile transmission; or sent by registered or certified U.S. or Canadian mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

(i)                                                                                     If to Buyer, to:

Oregon Potato Company

Attention:  Steven Schossberger, Vice President and General Counsel

1205 E. Iron Eagle Drive

Eagle, Idaho 83616

Facsimile:  208-938-5969

Email:  sschossberger@westernmort.com

(i)                                                                                     If to the Companies or the Appointed Agent, to:

Inventure Foods, Inc.

5415 East High Street, Suite 350

Phoenix, Arizona 85054

Attention:  Steve Weinberger

Facsimile:  (602) 522-2690

with a copy to:

DLA Piper LLP (US)

2525 E. Camelback Road, Suite 1000

Phoenix, Arizona 85016-4232

Attention:  Gregory R. Hall

Facsimile:  (480) 606-5528

or to such other person or address as any Party shall have specified by notice in writing to the other Parties.  If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. or Canadian mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

13.12.              Expenses.

Regardless of whether or not the transactions contemplated hereby are consummated:

(a)                                 Expenses to be Paid by the Companies.  The Companies shall pay each of the following (none of which shall constitute a Liability payable by Buyer):

(i)                                                                                     Brokerage.  The Companies shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by any Company or any of its shareholders, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.

(ii)                                                                                  Transfer Taxes.  All transfer, sales or Taxes or fees (including any penalties and interest) applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated hereby; the Companies, at their own expense, shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and if and to the extent required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(iii)                                                                               Professional Fees.  All fees and expenses of the Companies’ respective legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

(b)                                 Expenses to be Paid by Buyer.  Buyer shall pay each of the following (none of which shall constitute a Liability payable by the Companies):

(i)                                                                                     Brokerage.  Buyer shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by Buyer or any of its shareholders, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.

(ii)                                                                                  Professional Fees.  All fees and expenses of Buyer’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

13.13.              Equitable Relief.

Each Company agrees that (a) any breach of the obligation to consummate the transactions contemplated hereby on the Closing Date or any breach by any Companies of the provisions of Section 7.7 shall result in irreparable injury to Buyer for which a remedy at law would be inadequate, and (b) in addition to any relief at law that may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant, without the need to post a bond.  This Section 13.13 shall not be construed to limit Buyer’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

13.14.              Entire Agreement.

This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements  among the Parties and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, among the Parties with respect to its subject matter.  There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement.

13.15.              Counterparts.

This Agreement may be executed by facsimile signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.16.              No Strict Construction.

Notwithstanding the fact that this Agreement may have been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

13.17.              Interpretive Provisions.

For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “including without limitation” and “include without limitation,” respectively, (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole and (d) the term “knowledge” when used in the phrases “to the Companies’ knowledge” or “the Companies have no knowledge” or words of similar import shall mean, and shall be limited to, the actual and imputed knowledge of the individuals set forth in Schedule 13.17, assuming that each such person has made a reasonable inquiry and investigation.  All statements and information contained in the Disclosure Schedule or in any certificate delivered by or on behalf of any Company pursuant hereto shall be deemed representations and warranties by the Companies under Article 4.  Unless the context otherwise requires, references in this Agreement:  (A) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

13.18.              Definitions.

For purposes of this Agreement, the term:

(a)                                 “Active Transferred Employees” has the meaning set forth in Section 7.2(a).

(b)                                 “Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than 50% of the outstanding voting power of such person or entity or the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

(c)                                  “Agreement” has the meaning set forth in the preamble of this Agreement.

(d)                                 “Appointed Agent” has the meaning set forth in Section 13.1(a).

(e)                                  “Assumed Contracts” has the meaning set forth in Section 2.1(e).

(f)                                   “Assumed Liabilities” has the meaning set forth in Section 2.3.

(g)                                  “Balance Sheet” has the meaning set forth in Section 3.3(a).

(h)                                 “Balance Sheet Dispute” has the meaning set forth in Section 3.3(f)(i).

(i)                                     “Balance Sheet Objection” has the meaning set forth in Section 3.3(d).

(j)                                    “Beneficial Rights” has the meaning set forth in Section 2.5.

(k)                                 “Business” has the meaning set forth in Article 1.

(l)                                     “Business Day” means any day except a Saturday, Sunday or other date on which banking institutions located in Phoenix, Arizona are authorized by law or executive action to close.

(m)                             “Business Insurance Policies” has the meaning set forth in Section 4.14(a).

(n)                                 “Business Products” has the meaning set forth in Section 4.22(a).

(o)                                 “Business Trade Rights” means all of the Trade Rights constituting Purchased Assets.

(p)                                 “Buyer” has the meaning set forth in the preamble of this Agreement.

(q)                                 “Buyer Indemnified Parties” has the meaning set forth in Section 10.1.

(r)            “Cash Purchase Price” has the meaning set forth in Section 3.1.

(s)            “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

(t)            “CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System List established pursuant to CERCLA.

(u)           “Certifications and Audits” has the meaning set forth in Section 4.22(e).

(v)           “Claim” means and includes (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties, fines, Liens, assessments, deficiencies and settlements; (iii) all demands, claims, suits, actions, causes of action, Litigation, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement, excluding lost profits, consequential damages, diminution in value, special damages and punitive damages.

(w)          “Closing” has the meaning set forth in Section 11.1.

(x)           “Closing Date” has the meaning set forth in Section 11.1.

(y)           “COBRA” has the meaning set forth in Section 2.4(m).

(z)           “Code” has the meaning set forth in Section 4.6(e).

(aa)         “Company” and “Companies” have the respective meanings set forth in the preamble of this Agreement.

(bb)         “Company Indemnified Party” has the meaning set forth in Section 10.2.

(cc)         “Confidential Information” means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which any Company has knowledge as a result of its participation in, or direct or indirect beneficial ownership of, the Business, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting “trade secrets” under applicable Law and other confidential technical or business information and data.  Notwithstanding the foregoing, the term “Confidential Information” shall not include (i) any information that now or hereafter is in the public domain by means other than disclosure after the date hereof by any Company; (ii) any information that constitutes an Excluded Asset; or (iii) any information that relates exclusively to an Excluded Asset or Excluded Liability.

(dd)         “Company Methodologies” means GAAP (except for the absence of footnotes), consistently applied with respect to the statements of operations and the inventory of the Business stated on the balance sheet of the Business and, with respect to other items on the balance sheet of the Business, GAAP, consistently applied, except without any allocation of cash, indebtedness or tax- related assets or liabilities, and reflecting only costs that are directly allocated to the Business, and thus excluding certain indirect or overhead costs that relate to both the Business and Inventure’s other businesses.

(ee)         “Contracts” has the meaning set forth in Section 2.1(e).

(ff)          “Control Regulations” has the meaning set forth in Section 4.12(a)(iv).

(gg)         “CPA Firm” has the meaning set forth in Section 3.3(f)(ii).

(hh)         “Designated Purchaser” has the meaning set forth in Section 2.6.

(ii)           “Disclosure Schedule” has the meaning set forth in Section 13.2.

(jj)           “Effective Time” has the meaning set forth in Section 3.3(b).

(kk)         “Employee Plans/Agreements” has the meaning set forth in Section 4.18(a).

(ll)           “Environmental Laws” means all Laws relating to pollution, protection of the environment, human health or natural resources; occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, treatment, transport, arrangement for treatment or transport, disposal, storage, leaks, injection, leaching, seepage, vaporizing, releases or threatened releases of Hazardous Materials into the environment (including ambient air, surface water, ground water, soil vapor, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, release, threatened release, transport, arrangement for treatment or transport, storage, disposal, emission, vaporizing or handling of Hazardous Materials, together with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(mm)      “Environmental Permits” means all licenses, permits, approvals, registrations, certifications, consents or listings, or all exemptions from any requirement to obtain or apply for any of the foregoing, required by any Governmental Entity under any Environmental Law with respect to the operation of the Business or any of the Purchased Assets.

(nn)         “ERISA” has the meaning set forth in Section 2.4(m).

(oo)         “ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which any Company is a member, an unincorporated trade or business under common control with any Company (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which any Company is a member.

(pp)         “Escrow Agent” means U.S. Bank..

(qq)         “Escrow Agreement” has the meaning set forth in Section 11.2(a).

(rr)           “Estimated Closing Balance Sheet” has the meaning set forth in Section 3.3(b).

(ss)          “Excluded Assets” has the meaning set forth in Section 2.2.

(tt)           “Excluded Liabilities” means all Liabilities (i) of or against any Company or (ii) of or against the Business or Purchased Assets that arise out of or relate to matters occurring prior to Closing, in each case other than the Liabilities that are assumed by Buyer pursuant to the express terms of Section 2.3 and in each case regardless of whether such Liabilities are deemed to constitute Liabilities of any Company or Buyer (as a successor or otherwise).  Excluded Liabilities include all of the Liabilities described in Section 2.4.

(uu)         “Executive Order” has the meaning set forth in Section 4.12(a)(iv).

(vv)         “Facilities” means the disclosures set forth in line items number 1 and 2 of Schedule 4.13(c)(i).

(ww)       “Final Closing Balance Sheet” has the meaning set forth in Section 3.3(g).

(xx)         “GAAP” shall mean the generally accepted accounting principles in the United States.

(yy)         “Governmental Entity” means any transnational, domestic or foreign federal, state, provincial or local governmental, quasi-governmental, regulatory or administrative authority, agency, commission, official, body, department, division, board, bureau or instrumentality or any court, tribunal or judicial or arbitral body (public or private).

(zz)         “Gross Receipts Tax” means (i) the Washington business and occupation tax and (ii) any other tax based on or measured by gross receipts.

(aaa)      “Hazardous Materials” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos, asbestos-containing materials or presumed asbestos-containing materials in any form, urea formaldehyde foam insulation, toxic mold, foundry sand or polychlorinated biphenyls; (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under Environmental Law; or (iii) any other chemical, pathogen, perfluorinated compounds or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

(bbb)      “Indemnified Party” has the meaning set forth in Section 10.3(a).

(ccc)       “Indemnifying Party” has the meaning set forth in Section 10.3(a).

(ddd)      “Inventory” has the meaning set forth in Section 2.1(c).

(eee)       “Inventure” has the meaning set forth in the preamble of this Agreement.

(fff)        “IRS” means the Internal Revenue Service.

(ggg)       “Law” means any binding and applicable transnational, domestic or foreign federal, state, provincial or local statute, law, regulation, ordinance, principle of common law, constitution, treaty, convention, regulation, rule, code, Order, injunction, judgment, determination, directive, ruling, decree, requirement or rule of law, or any other provision, decision or requirement.

(hhh)      “Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

(iii)          “Liens” has the meaning set forth in Section 4.13(a).

(jjj)         “Lists” has the meaning set forth in Section 4.12(a)(iv).

(kkk)      “Litigation” means any complaint, action, suit, proceeding, arbitration or other alternative dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative.

(lll)          “Material Adverse Effect” means any change, event or condition that, individually or in the aggregate, has had a material adverse effect on the Purchased Assets, the Assumed Liabilities, and the Business, taken as a whole, other than any change or event resulting from, relating to or arising out of (i) general economic, political or regulatory conditions in any of the geographical areas in which the Company operates; (ii) any change in the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), including changes in interest rates; (iii) conditions generally affecting the frozen vegetable processing, packaging and distributing business; (iv) acts of God, natural disasters, national or international political or social conditions, including the engagement in hostilities by the United States, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war (including any escalation or worsening of war), or the occurrence of any military or terrorist attack; (v) any action taken by Buyer or any of its Affiliates; (vi) the negotiation, announcement or pendency of the transactions contemplated hereby, the disclosure of the fact that Buyer is the prospective acquirer of the Business or any of the Purchased Assets, or any communication by or on behalf of Buyer regarding Buyer’s plans or intentions with respect to the Business or Purchased Assets (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators, and any suit, action or proceeding arising therefrom or in connection therewith); (vii) any changes in GAAP (or other applicable accounting regulations) or accounting principles (or interpretations thereof) or any change in applicable Laws or the interpretation thereof; or (viii) compliance with the terms of, or the taking of any action required or expressly contemplated by, this Agreement or the Transaction Documents or any action taken, or failure to take action, or other changes or events to which Buyer has consented; or (ix) any failure by the Business to meet internal or other estimates or financial projections or changes in credit ratings (but not the underlying reasons therefore); provided, however, that the exclusions provided for in clauses (i)-(iv) shall not apply to the extent the Business and the Purchased Assets, taken as a whole, is disproportionately adversely affected by any change or event in such clauses relative to other participants in the industry.

(mmm)  “NPL” means the National Priorities List of contaminated sites established pursuant to Section 105(a)(8)(B) of CERCLA.

(nnn)      “Net Working Capital” is defined as total current portion of Purchased Assets, less total current portion of Assumed Liabilities, and less the two long-term contingent liabilities, all in accordance with Section 3.3.

(ooo)      “Non-Active Transferred Employees” has the meaning set forth in Section 7.2(a).

(ppp)      “Non-Competition Agreements” has the meaning set forth in Section 11.2(c).

(qqq)      “Non-Governmental Action” means any Litigation by or before any Non-Governmental Entity.

(rrr)         “Non-Governmental Entity” means any certification authority of any nature, or any industry group or private body which establishes widely accepted standards or guidelines.

(sss)        “OFAC” has the meaning set forth in Section 4.12(a)(iv).

(ttt)         “Order” means any binding order, directive, judgment, decree, consent decree, injunction, decision, stipulation, settlement, ruling, determination, award or writ of or entered by or into with, any Governmental Entity.

(uuu)      “Owned Business Trade Rights” means all Business Trade Rights owned or purported to be owned by the Companies.

(vvv)      “Party” or “Parties” means Buyer and the Companies, as the case may be.

(www)    “Preliminary Closing Balance Sheet” has the meaning set forth in Section 3.3(c).

(xxx)      “Purchased Assets” has the meaning set forth in Section 2.1.

(yyy)      “Purchase Price” has the meaning set forth in Section 3.1.

(zzz)       “Purchase Price Allocation” has the meaning set forth in Section 3.5(a).

(aaaa)    “Rader” has the meaning set forth in the preamble of this Agreement.

(bbbb)    “Real Property” has the meaning set forth in Section 4.13(c)(i).

(cccc)     “Recent Balance Sheet” has the meaning set forth in Section 4.5(a).

(dddd)    “Regulatory Law” means any Law, Order or administrative or judicial doctrine that is designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(eeee)     “Schedule” has the meaning set forth in Section 13.2.

(ffff)       “Target Net Working Capital” means $33,000,000.00.

(gggg)     “Taxes” means any supranational, federal, state, county, local, territorial, provincial or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

(hhhh)    “Tax Return” means any return, declaration, report, estimate, claim for refund or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form attachment or amendment.

(iiii)         “Third Party Claim” has the meaning set forth in Section 10.3.

(jjjj)        “Trade Rights” means rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, domain names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship, including all computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information); (iii) all inventions, patents and all proprietary rights associated therewith; (iv) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

(kkkk)    “Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement, the Non-Competition Agreements, and each other agreement, document and instrument to be executed and delivered at the Closing pursuant to Section 11.2.

(llll)         “Transferred Receivables” has the meaning set forth in Section 4.7.

(mmmm)               “WARN Act” has the meaning set forth in Section 2.4(m).

(nnnn)    “Willamette” has the meaning set forth in the preamble of this Agreement.

[The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Agreement as of the day and year first written above.

OREGON POTATO COMPANY

By:	/s/ Frank Tiegs
	Name:	Frank Tiegs
	Title:	President

INVENTURE FOODS, INC.

By:	/s/ Steve Weinberger
	Name:	Steve Weinberger
	Title:	CFO

RADER FARMS, INC.

By:	/s/ Steve Weinberger
	Name:	Steve Weinberger
	Title:	CFO

WILLAMETTE VALLEY FRUIT COMPANY

By:	/s/ Steve Weinberger
	Name:	Steve Weinberger
	Title:	CFO

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment No. 1”) is dated as of September 22, 2017, by among Oregon Potato Company, a Washington corporation (“Buyer”), Inventure Foods, Inc., a Delaware corporation (“Inventure”), Rader Farms, Inc., a Delaware corporation (“Rader”), and Willamette Valley Fruit Company, a Delaware corporation (“Willamette”, and collectively with Inventure and Rader, the “Companies”, and each, a “Company”).

WHEREAS, Buyer and the Companies entered into the Asset Purchase Agreement, dated as of September 8, 2017 (the “Original Agreement”);

WHEREAS, Buyer and the Companies desire to amend the Original Agreement in the manner described below; and

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear have the respective meanings set forth in the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

1.                                      Section 7 of the Original Agreement is hereby amended by adding the following new Section 7.11.

7.11                        Consents and Approvals

Notwithstanding anything in the Original Agreement or in this Amendment No. 1 to the contrary, the Companies agree to use their commercially reasonable efforts to obtain the approvals, consents and waivers listed in Schedule 7.11 to this Amendment No. 1 within a reasonable period following the Closing.

2.                                      Section 11.2(a) of the Original Agreement is hereby deleted and replaced in its entirety by the following new Section 11.3(a):

(b)                                 Escrow Agreement.  An Escrow Agreement, in the form attached hereto as Exhibit A (the “Escrow Agreement”), duly executed by Inventure.

4.                                      Section 12.1(b) is here by amended by inserting September 22, 2017 in place of September 18, 2017.

5.                                      This Amendment may be executed and delivered in counterparts; delivery by facsimile or pdf is sufficient.

6.                                      Except as expressly amended hereby, the Original Agreement remains in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, this Amendment No. 1 has been executed as of the date first above written.

OREGON POTATO COMPANY

By:	/s/ Fran Tiegs
Name: Frank Tiegs
Title: President

INVENTURE FOODS, INC.

By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: CFO

RADER FARMS, INC.

By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: CFO

WILLAMETTE VALLEY FRUIT COMPANY

By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: CFO